    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 29, 1996
                                            REGISTRATION NO. 333-
                                                                 ---------------
================================================================================
                     SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                     ----------------------------------

                                   FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                     ----------------------------------

                         ENVIRONMENTAL SAFEGUARDS, INC.
             (Exact name of registrant as specified in its charter)

              NEVADA                            4953                          87-0429198
   (State or other jurisdiction        (Primary Standard Industrial         (I.R.S. Employer
 of incorporation or organization)     Classification Code Number)          Identification Number)


     2600 SOUTH LOOP WEST                      JAMES S. PERCELL
        SUITE 445                            CHIEF EXECUTIVE OFFICER
     HOUSTON, TX 77054                   2600 SOUTH LOOP WEST, STE. 445
      (713) 641-3838                          HOUSTON, TX 77054
(Address, including zip code, and                (713) 641-3838
telephone number, including area            (Name, address, including zip code,
code, or registrant's principal             and telephone number, including area
executive offices and place of business)  code, of agent for service of process)



                                    Copy to:

                            ROBERT D. AXELROD, ESQ.
                           AXELROD, SMITH & KIRSHBAUM
                         5300 MEMORIAL DRIVE, SUITE 700
                               HOUSTON, TX 77007
                                 (713) 961-2221

                           --------------------------

        Approximate date of commencement of proposed sale to the public:
   As soon as practicable after the Registration Statement becomes effective.

                           --------------------------

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]

                       CALCULATION OF REGISTRATION FEE

==========================================================================================================
                                                              Proposed          Proposed
                                                               maximum           maximum        Amount of
     Title of each class of               Amount to be      offering price      aggregate     registration
   securities to be registered             registered        per share(*)       offering           fee
                                                                                price(*)
----------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001                2,220,000          $ 3.53        $ 7,836,600      $ 2,374.73
==========================================================================================================

*        Estimated solely for the purpose of calculating the registration fee.
         Calculated pursuant to Rule 457(g) and based on the average bid and asked price of the Company's Common Stock on October 22, 1996.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVENESS DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

=============================================================================

                         ENVIRONMENTAL SAFEGUARDS, INC.

                             Cross-Reference Sheet
                     showing location in the Prospectus of
                   Information Required by Items of Form SB-2

FORM SB-2 ITEM NUMBER AND CAPTION                                       LOCATION IN PROSPECTUS
---------------------------------                                       ----------------------
 1.      Front of Registration Statement and
         Outside Front Cover of Prospectus  . . . . . . . . . . . .     Outside Front Cover Page
 2.      Inside Front Cover and Outside Back Cover Pages of
         Prospectus . . . . . . . . . . . . . . . . . . . . . . . .     Inside Front Cover and  Outside Back
                                                                        Cover Pages of Prospectus
 3.      Summary Information and Risk Factors . . . . . . . . . . .     Prospectus Summary;
                                                                        Risk Factors
 4.      Use of Proceeds  . . . . . . . . . . . . . . . . . . . . .     Use of Proceeds
 5.      Determination of Offering Price  . . . . . . . . . . . . .     Outside Front Cover; Use of Proceeds
 6.      Dilution . . . . . . . . . . . . . . . . . . . . . . . . .     Dilution
 7.      Selling Stockholders . . . . . . . . . . . . . . . . . . .     Selling Stockholders; Use of Proceeds
 8.      Plan of Distribution . . . . . . . . . . . . . . . . . . .     Outside Front Cover Page; Risk
                                                                        Factors; Plan of Distribution
 9.      Legal Proceedings  . . . . . . . . . . . . . . . . . . . .     Business-Litigation
10.      Directors, Executive Officers, Promoters
         and Control Persons  . . . . . . . . . . . . . . . . . . .     Executive Compensation; Management;
                                                                        Principal Stockholders; Certain
                                                                        Relationships and Related Transactions
11.      Security Ownership of Certain Beneficial
         Owners and Management  . . . . . . . . . . . . . . . . . .     Principal Stockholders
12.      Description of Securities  . . . . . . . . . . . . . . . .     Description of Securities
13.      Interest of Named Experts and Counsel  . . . . . . . . . .     Interests of Certain Persons
14.      Disclosure of Commission Position on
         Indemnification for Securities Act
         Liabilities  . . . . . . . . . . . . . . . . . . . . . . .     Management
15.      Organization Within Last Five Years  . . . . . . . . . . .     Business
16.      Description of Business  . . . . . . . . . . . . . . . . .     Business
17.      Management's Discussion and Analysis
         of Financial Condition . . . . . . . . . . . . . . . . . .     Management's Discussion and Analysis
                                                                        of Financial Condition and Results of
                                                                        Operations
18.      Description of Property  . . . . . . . . . . . . . . . . .     Business
19.      Certain Relationships and Related
         Transactions . . . . . . . . . . . . . . . . . . . . . . .     Certain Relationships and Related
                                                                        Transactions
20.      Market for Common Equity and Related
         Stockholder Matters  . . . . . . . . . . . . . . . . . . .     Risk Factors; Description of
                                                                        Securities; Shares Eligible for Future
                                                                        Sale; Price Range of Common Stock
21.      Executive Compensation . . . . . . . . . . . . . . . . . .     Executive Compensation
22.      Financial Statements . . . . . . . . . . . . . . . . . . .     Financial Statements
23.      Changes in and Disagreements with
         Accountants on Accounting and Financial
         Disclosure . . . . . . . . . . . . . . . . . . . . . . . .     *




----------------------------------------
(*)      None or Not Applicable

*******************************************************************************
*     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT.     *
*     A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED    *
*     WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY       *
*     NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE     *
*     REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT     *
*     CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY      *
*     NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN         *
*     WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO       *
*     REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH     *
*     STATE.                                                                  *
*******************************************************************************

               Subject to completion, dated October 29, 1996


                         ENVIRONMENTAL SAFEGUARDS, INC.

                        2,220,000 SHARES OF COMMON STOCK


         This Prospectus relates to 2,220,000 shares of common stock, par value $0.001 per share (the "Common Stock"), of Environmental Safeguards, Inc. (the "Company") which may be offered and sold from time to time (the "Stockholder Shares") by certain security holders of the Company (the "Selling Stockholders"). Of the total number of shares offered hereby, 1,850,000 shares of Common Stock are issuable to the holders of its $1,110,000 face amount 10% Convertible Debentures (the "Debentures") issued in June, 1996, pursuant to the mandatory conversion feature of the Debentures and 370,000 are currently outstanding shares of the Company's Common Stock owned by a certain security holder of the Company. The Debentures entitle the holders of the Debentures to convert the Debentures into Common Stock at a rate of $0.60 per share. See, Description of Securities. The Selling Stockholders may from time to time sell all or any portion of the Common Stock in the over-the-counter market, on any regional or national securities exchange on which the Common Stock is listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The Common Stock may be sold directly or through broker dealers, or in a distribution by one or more underwriters on a firm commitment or a best efforts basis. The Selling Stockholders and any broker-dealer who participates in the distribution of the Common Stock may be deemed to be Underwriters ("Underwriters") within the meaning of the Securities Act of 1933, as amended (the "Act"). Any commission received by any broker-dealer and any profit on resale of Common Stock purchased by them may be deemed to be underwriting commission under the Act. The Company will not receive any proceeds from the sale of the Common Stock offered hereby, but will incur certain expenses in connection with this Offering. See, Use of Proceeds.

         Prior to this Offering, there has been what may be characterized as a limited public market for the Company's Common Stock. There can be no assurance that an active trading market will develop for the Common Stock after this Offering or that, if developed, any such market will be sustained. The Company's Common Stock is quoted on the National Association of Securities Dealer's OTC Bulletin Board under the symbol "EVSF". On October 22, 1996, the last closing bid price of the Company's Common Stock as reported by the National Association of Securities Dealer's OTC Bulletin Board was $3.44 per share bid. See, Market Price and Dividend Policy.

                        ------------------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
          ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.

                        ------------------------------


               THE DATE OF THIS PROSPECTUS IS __________, 1996.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR ITS SUBSIDIARIES SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY STATE WHERE SUCH OFFER WOULD BE UNLAWFUL.

                               TABLE OF CONTENTS

SECTION                                                                                  PAGE
-------                                                                                  ----
Available Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

Prospectus Summary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

Price Range of Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

Dividend Policy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

Selected Consolidated Financial Data  . . . . . . . . . . . . . . . . . . . . . . . . . .  17

Management's Discussion and Analysis of Financial
 Condition and Results of Operations  . . . . . . . . . . . . . . . . . . . . . . . . . .  18

Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

Management  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

Executive Compensation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

Certain Relationships and Related Transactions  . . . . . . . . . . . . . . . . . . . . .  32

Principal Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

Selling Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

Description of Securities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

Shares Eligible for Future Sale . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

Consolidated Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-1

                             AVAILABLE INFORMATION

         The Company is not currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As a result of this offering, the Company will become subject to such requirements and, in accordance therewith, will file periodic reports, proxy materials and other information with the Securities and Exchange Commission ("Commission"). In addition, the Company will furnish its stockholders with annual reports containing audited financial statements certified by its independent accountants and such interim reports containing unaudited financial information as it may determine to be necessary or desirable. The Company will provide without charge to each person who receives a copy of this Prospectus, upon written or oral request, a copy of any information that is incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Such request should be directed to Environmental Safeguards, Inc., Attn. James S. Percell, 2600 South Loop West, Suite 445, Houston, Texas 77054

         The Company has filed with the Commission a Registration Statement under the Act with respect to the securities offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and this offering, reference is made to the Registration Statement, including the exhibits filed therewith, which may be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                               PROSPECTUS SUMMARY

         The following summary information is qualified in its entirety by reference to the more detailed information, including exhibits referred to herein, and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety, and carefully consider the information set out under the heading "Risk Factors." All dollar amounts in this Prospectus are stated in U.S. dollars.



THE COMPANY

         The Company was incorporated under the laws of the State of Nevada in December 1985, under the name of Cape Cod Investment Company. In December 1986, the name of the Company was changed to Cape Cod Ventures, Inc. In August 1987, the Company completed an initial public offering of 4,148,000 shares of Common Stock at a price of $0.001 per share pursuant to the exemption from the registration requirements of the Securities Act of 1933 provided by Regulation
A. In May 1993, the Company executed an Agreement and Plan of Reorganization (the "Reorganization Agreement") with National Fuel & Energy, Inc. ("NFE"), providing for the acquisition of NFE by the Company in exchange for shares of the Company's Common Stock. In connection with the reorganization, the name of the Company was changed to Environmental Safeguards, Inc., and NFE became a wholly-owned subsidiary of the Company. NFE is a Wyoming Corporation.

         In January 1995, the Company entered into an agreement with Parker Drilling Company, a Delaware corporation ("Parker"), granting Parker, among other things, exclusive marketing rights to the Company's proprietary processes for on-site remediation services in connection with drill cuttings at oil and gas drilling sites throughout the United States and in certain foreign countries. In August 1995, the Company expanded its agreement with Parker by forming OnSite Technology, L.L.C. ("OnSite"), an Oklahoma limited liability company. Pursuant to the Operating Agreement for OnSite, as amended, (the "Operating Agreement") NFE granted to OnSite certain exclusive licenses to use the technologies included in the Company's indirect thermal desorption units ("ITD Units"), and the proprietary processes for on-site remediation of hydrocarbon contaminated soil in the United States and in certain foreign countries. Each ITD Unit, is an easily transportable, state-of-the-art processing system which produces clean soil from contaminated soil while reclaiming the hydrocarbons. ITD Units are transported by truck from one clean-up site to another. Parker agreed to actively market and promote the services of OnSite including the preparation of brochures and the preparation and delivery of certain presentations at one or more professional society meetings in the energy industry and one or more energy industry trade shows. All expenses associated with such promotional activity and presentations were paid by Parker until July 31, 1996, and after July 31, 1996, certain expenses associated with such marketing and promotional activities will be paid by OnSite. The Company currently conducts substantially all of its business operations through OnSite.

         The Company is engaged, through the activities of NFE and OnSite, in the development, production and sale of environmental remediation technologies and services. To date, the environmental remediation services provided by the Company have involved the removal of petroleum contaminants from soil using indirect thermal remediation equipment or enzyme-based bioremediation processes, and the evaporation of waste water produced from oil and gas drilling. The Company's customers have been large corporations that have anticipated the changing regulatory climate with respect to soil and other environmental contamination and have taken the initiative in removing contaminants from their properties. The Company currently has two ITD Units.

         The primary services offered by the Company involve remediation of soil contaminated by oil-based drilling mud, fuel spills, leakage at storage tanks and other sources of hydrocarbon contamination. To remediate the contaminated soil, the Company utilizes ITD Units consisting of (i) an indirect thermal desorption unit wherein the hydrocarbon contaminated soil is indirectly heated, thereby causing the hydrocarbon contamination to vaporize; and (ii) a condensation process system, which causes the hydrocarbon vapor to condense to a liquid, or an afterburner or thermal oxidizer which incinerates the hydrocarbon vapor. The Company's ITD Units are mobile, and thus, contaminated soil can be remediated on location. The Company fabricated its second ITD Unit in August 1996, and has contracted for the fabrication of four additional ITD Units for delivery beginning late in 1996, with the final delivery anticipated during the first quarter of 1997. The Company formerly provided water evaporation and bioremediation services utilizing Company equipment and third-party contractors but the Company has discontinued these services.

         The Company and OnSite utilize an independent contractor, Double Eagle Operations, Inc. ("Double Eagle"), to provide the labor necessary to complete the Company's contracts. The Company typically submits a bid for a project based on the costs of moving the equipment to the location, the estimated charges for labor and fuel, the nature and extent of the contamination, the type and moisture content of the soil, the estimated processing time and the desired profit margin. Once a contract has been awarded, the Company moves its equipment on location and Double Eagle supplies the crew necessary to operate the equipment and complete the contract. The Company compensates Double Eagle on an hourly basis for the labor supplied.

         Unless otherwise indicated, references to the Company include OnSite and NFE, the Company's wholly owned subsidiary.

         The offices of the Company are located at 2600 South Loop West, Suite 445, Houston, Texas 77054 and its telephone number is (713) 641-3838.

THE OFFERING

         This Prospectus relates to the offering by the Selling Stockholders of an aggregate of 2,220,000 Stockholders Shares, consisting of (i) 1,850,000 shares to be issued by the Company upon the mandatory conversion of the Debentures into Common Stock at a conversion rate of $0.60 per share and (ii) 370,000 shares which are currently outstanding. The
Debentures provide that they will be automatically converted into shares of Common Stock upon the effective registration by the Company of its securities under the Securities Exchange Act of 1934, as amended ("Exchange Act"), and has on file with the Commission an effective Registration Statement which registers for resale the shares of Common Stock into which the Debentures are convertible. The Company will issue the shares of Common Stock to the Debentureholders upon the effective date of the Registration Statement of which this Prospectus forms a part. See, Selling Stockholders.

SELECTED CONSOLIDATED FINANCIAL DATA

         The selected consolidated financial data presented below for each of the two-years ended December 31, 1995 and 1994, have been derived from the audited financial statements of the Company. The selected consolidated financial data presented below for the six months ended June 30, 1996 and June 30, 1995 are unaudited, but in management's opinion includes all adjustments consisting only of normal recurring adjustments necessary to present fairly the financial data for, and at the end of, such period. See, Management's Discussion and Analysis of Financial Condition and Results of Operations, Consolidated Financial Statements.


                                      SIX MONTHS ENDED JUNE 30,         YEAR ENDED DECEMBER 31,
                                      -------------------------         -----------------------
                                        1996          1995               1995             1994
                                        ----          ----               ----             ----
                                            (UNAUDITED)                         (AUDITED)
 INCOME STATEMENT DATA:
    Revenue
      Service Revenue                $      0       $   53,345        $   53,345      $  731,311
      Income from Investment in
         OnSite                          46,384           0               63,052             0
      Other Income                        3,350           0                 0                0
                                     ----------     ----------        ----------      ----------
      TOTAL REVENUES                     49,734        53,345            116,397         731,311

    Loss from operations               (104,768)     (984,235)        (1,215,613)       (677,973)
    Loss before income taxes           (104,768)     (984,235)        (1,215,613)       (677,973)
    Extraordinary item                   74,035           0                 0                0
    Net loss                            (30,733)     (984,235)        (1,215,613)       (677,973)
    Net loss per share before
      extraordinary item                 (0.017)       (0.193)             (0.26)          (0.21)
    Net loss per share                   (0.005)       (0.193)             (0.26)          (0.21)


 BALANCE SHEET DATA:
    Total assets                     $1,814,572     $ 105,775         $ 318,090       $  888,330
    Working capital (deficit)         1,089,507      (386,266)         (429,544)        (434,059)
    Total liabilities                 1,417,449       470,151           623,932          579,379
    Stockholders' equity (deficit)      397,123      (364,376)         (305,842)         308,951

                                  RISK FACTORS

         The Common Stock offered hereby is speculative and involves a high degree of risk. In addition to the other information set forth in this Prospectus, each prospective investor should carefully consider the following risk factors before making an investment decision.

         LIMITED OPERATING HISTORY; NO ASSURANCE OF SUCCESSFUL IMPLEMENTATION OF BUSINESS STRATEGY. The Company conducts its activities through NFE which was incorporated in 1991. The Company has incurred substantial net losses from operations throughout its history and is in a development stage. In addition to those risks specifically inherent in the hazardous and industrial waste industries, the Company faces all of the risks inherent in the establishment and growth of a developing business, including, among other things, limited access to capital, delays in the completion of its business plan in certain markets and intense competition. There can be no assurance that the Company's business ultimately will be successful, and, as a result the purchase of the securities offered hereby must be regarded as the placing of funds at a high risk in a new or developing venture with all of the unforeseen costs, expenses, problems, and difficulties to which such ventures are subject.

         HISTORY OF SUBSTANTIAL LOSSES. The Company incurred net losses of $677,973 and $1,215,613 for the fiscal years ended December 31, 1994 and December 31, 1995, respectively, and a net loss for the six months ended June 30, 1996 of $30,733. In order to attain profitability, the Company must secure contracts at acceptable processing prices and control costs so as to produce a positive operating margin. There can be no assurance the Company can do so, and the failure of the Company to maintain profitability could ultimately result in the inability of the Company to pay its financial obligations as they become due, including the Debentures.

         At December 31, 1994, and 1995, the Company reported a working capital deficit of approximately $434,059 and $429,544, respectively. As of June 30, 1996, the Company reported positive working capital of approximately $1,089,507. Presently existing capital resources may not be sufficient for the Company to maintain its current and planned operations through the remainder of fiscal year 1996. The Company has historically funded its operations through a combination of internally generated cash, short-term borrowing and the issuance of stock for services or in settlement of corporate obligations, and by issuing debentures. Until such time as the operating results of the Company improve sufficiently to fund the Company's operations, the Company must obtain outside financing to fund the expansion of the business and to meet the obligations of the Company as they become due. Any additional debt or equity financing may be dilutive to the interests of the participants in this Offering.

         FOREIGN POLITICAL CLIMATE. The Company has entered into a one year contract with a major global industry participant for the Company's remediation services. One of the Company's two presently operational
ITD Units is in transit from the United States to the nation of Colombia to fulfill this contract. Any changes in the political climate of Colombia, or even a mere unsettling in the current political climate, could have a negative impact on the Company, up to and including the complete loss of the ITD Unit which the Company proposes to relocate to Colombia. Colombia has had a recent unsettling past involving drug trafficking, narco-terrorism, domestic terrorism, and alleged political corruption. While the Company maintains hazard insurance through OnSite to cover these risks in Colombia, the loss of potential income due to the interruption of the Company's services could have an adverse effect on the financial condition of the Company.

         INTERNATIONAL TRANSACTIONS. The Company is contemplating taking part in business operations in the nation of Colombia as described elsewhere herein. International business transactions might create exposure for the Company to potential financial concerns in the areas of foreign exchange if the Company is paid in whole or in part in a foreign currency, routine or extraordinary foreign government control of the transfer of funds across international borders, and foreign taxes, tariffs and duties. Any of the foregoing could adversely impact the Company. The Company is presently finalizing negotiations regarding payment systems for its proposed operations in Colombia.

         ASSET ACQUISITION STRATEGY. The Company, in conjunction with Parker, has awarded contracts for fabrication of four additional ITD Units. The delivery of the completed Units will commence in the fourth quarter of 1996
and will be complete in the first quarter of 1997.   The Company at present
does not have the financial resources to fund its share of the costs for fabrication of the four ITD Units, which it estimates to be approximately $2,000,000. The Company is presently investigating various alternative sources of funding, including discussions with Parker to finance the costs of the ITD Units. In addition, the Company is presently offering for sale, pursuant to a Private Offering, a minimum of 200,000 and a maximum of 2,000,000 shares of Common Stock at a price of $2.50 per share. The Company intends to use the proceeds of that offering, if any, to fund the costs of the ITD Units. No assurance can be given that the Company will be able to obtain adequate
financing from any of these sources.    If the Company is unable to obtain
adequate funding, then delivery of the ITD Units could be delayed or canceled.

         ONGOING CAPITAL REQUIREMENTS OF ONSITE.   The Company's ability to
expand and increase its revenues, assets and income is directly related to its ability to participate in OnSite with Parker. Further capital must be provided from the Company's operations, or from the sale of equity securities, borrowing, or other sources of third party financing in order for the Company to maintain its existing sharing ratio. There is no assurance that capital will be available from any of these sources. Further, the sale of equity securities could dilute the Company's existing stockholders' interest, and borrowings from third parties could result in assets of the Company being pledged as collateral and loan terms which would increase its debt service requirements and could restrict the Company's operations. In addition, the Company's inability to obtain financing for its share of capital requirements could result in the renegotiation of the terms of the Operating Agreement for OnSite which could result in the Company's participation interest being reduced. Any reduction in the Company's participation interest in OnSite could adversely impact the revenues and future assets of the Company.

         FABRICATION OF ITD UNITS. The Company uses outside fabricators to construct the ITD Units. The Company negotiates bids and awards contracts for fabrication. The Company has proprietary designs and engineering techniques which it uses for custom fabrication. The fabrication process may subject the Company to several risks. Deficient fabrication or financial instability of a fabricator could upset the Company's ability to manufacture the ITD Units on a timely basis which could result in delays in fulfilling contracts for soil remediation. Failure to fulfill contracts for remediation could result in the loss of such contracts or could subject the Company to liability for non-performance of the contracts.

         ECONOMIC CONDITIONS AND RELATED UNCERTAINTIES. Environmental service companies are affected by economic conditions as well as government policies. Economic downturns could result in decreased demand for the Company's services. Potential customers could seek to delay their environmental remediation programs during such economic downturns. The Company's operations are dependent upon its ability to market its services. While the Company would aggressively pursue its marketing efforts, in a time of general or industry specific decline, such as a decline in the demand for remediation services, the Company's business activities could be adversely affected.

         PRODUCT DEVELOPMENT RISKS. The ITD Units used by the Company have been operated by the Company or its independent operators only for a limited period of time and such ITD Units are still being refined, adjusted and improved. There is no assurance that the Company's ITD Units will perform in accordance with the Company's expectations over a long period of time or that there will be demand for the Company's products and services in commercially justifiable quantities.

         The ITD Units, exclusive licenses of the technology included in the ITD Units, and the proprietary process for on-site remediation have been transferred to OnSite. Although the Company owns a fifty percent (50%) interest in OnSite, the success of the Company's investment therein is partially dependent upon the performance of Parker.

         LACK OF PROTECTION OF PROPRIETARY TECHNOLOGY. The U.S. Patent and Trademark Office has allowed claims to the method for removing and treating hydrocarbon contaminated drill cuttings and a patent is expected to be issued
at any time.   The Company does not hold any patents or other intellectual property rights with respect to its ITD Units or the processes used by them. The Company has, however, filed U.S. patent applications for treating hydrocarbon contaminated soil; for the process and apparatus of separating and recovering hydrocarbons and water from the ITD Units; and on several novel ITD Unit mechanical features. The Company cannot state that others will not independently develop alternative proprietary information for similar types of
processes and apparatus.   The Company has not received notice that any of its
apparatus or processes used in regard to the ITD Units infringe upon any U.S. patent.

         GOVERNMENTAL REGULATIONS. The Company renders services in connection with the remediation and disposal of various wastes. Federal, state and local laws and regulations have been enacted regulating the handling and disposal of wastes and creating liability for certain environmental contamination caused by such waste. Accordingly, the Company is subject to potential liability for environmental damage its ITD Units or its operations may cause, particularly as a result of contamination of water or soil. Environmental laws regulate, among other things, the transportation, storage, handling and disposal of waste. Moreover, so-called "toxic tort" litigation has increased markedly in recent years as persons allegedly injured by chemical contamination seek recovery for personal injuries or property damage. These legal developments present a risk of liability should the Company be deemed to be responsible for contamination or pollution caused or increased by any evaluation, remediation or cleanup effort conducted by it, or for an accident which occurs in the course of such remediation or cleanup effort. There can be no assurance that the Company's policy of establishing and implementing proper procedures for complying with environmental regulations will be effective at preventing the Company from incurring a substantial environmental liability.
If the Company were to incur a substantial uninsured liability for environmental damage, its financial condition could be materially adversely affected. Furthermore, the Company may from time to time become subject to governmental enforcement proceedings and resulting fines or other sanctions and may incur penalties. Such expenditures could be substantial and accordingly could have a material adverse effect on the Company's financial condition.

         The Company presently has the ability to deliver soil remediation services that meet applicable federal and state standards for the delivery of its services, and for the level of contaminant removal. The government can, however, impose new standards. If new regulations were to be imposed, the Company may not be able to comply in either the delivery of its services, or in the level of contaminant removed from the soil.

         COSTS OF COMPLIANCE WITH GOVERNMENTAL REGULATIONS. Governmental regulations govern matters such as the disposal of residual chemical wastes, operating procedures, waste water discharges, fire protection, worker and community right-to-know, and emergency response plans. Governmental regulations also apply to the operation of vehicles used by the Company to transport the ITD Units and the substances such ITD Units collect and distribute, including licensing requirements for the vehicles and the drivers, vehicle safety requirements, vehicle weight limitations, and shipment manifesting. Governmental authorities have the power, under various circumstances, to enforce compliance, and violators may be subject to civil or criminal penalties. Private individuals may also have the right to sue to enforce compliance with certain of the governmental requirements.

         Operating permits are generally required by federal and state environmental agencies for the operation of the Company's ITD Units. Most of these permits must be renewed periodically and the governmental authorities involved have the power, under various circumstances, to revoke, modify, or deny issuance or renewal of these permits.

         As a result of the stringent regulations governing the operation of the Company's ITD Units, operating the ITD Units and conducting business in compliance with the various applicable regulations requires the Company to commit significant human and capital resources and results in increased operating costs. Nonetheless, the Company may from time to time become subject to governmental enforcement proceedings and resulting fines or other sanctions and may incur penalties. Such expenditures can be substantial and accordingly could have a material adverse effect on the Company's financial condition.

         COMPETITION. There are many companies which currently dispose of hazardous and industrial wastes and remediate or clean up sites which have been contaminated, and such companies are continually attempting to develop new and improved products and services. Other companies utilize competing technologies and techniques in an attempt to provide more economical or superior remediation services. Many of the Company's competitors are well established companies with substantially greater capital resources, larger research and development staffs and facilities and substantially greater marketing capabilities than the Company. No assurances can be given that the Company will be able to successfully compete with such companies or alternative technologies.

         TECHNOLOGICAL OBSOLESCENCE. The Company uses a method called indirect thermal desorption to remediate soil. While the Company believes that this technology has a long market life, there is no assurance that the Company's technology will be marketable in the future. Existing or future technologies of competitors could make the Company's services obsolete and the Company could suffer a loss of customers and revenue as a result thereof.

         OPERATING RISKS AND POSSIBLE INSUFFICIENCY OF INSURANCE. The business of the Company exposes it to various risks, including claims for damage to property, injuries to persons, negligence and professional errors or omissions in the planning or performing of its services and providing of its products, which claims could be substantial. OnSite, the entity through which operations are conducted, maintains $1 million of general liability insurance, $1 million of auto liability insurance and an additional $5 million of excess umbrella liability coverage on all of its operations. There can be no assurances that such insurance will continue to be adequate to meet the needs of the Company, or that the Company will be able to continue to maintain or obtain adequate or required insurance coverage as its business grows or, if obtainable, purchase it at reasonable rates. If the Company has difficulty in maintaining or obtaining such coverage, it could be at a competitive disadvantage with other companies, it may become exposed to significant uninsured risks and losses, and/or may be unable to continue certain of its operations. Under the Company's insurance policies, there are various exclusions that are customary in the industry. Accordingly, there can be no assurance that liabilities that may be incurred by the Company will be covered by its insurance or that the dollar amount of such liabilities which are covered by its insurance will not exceed the Company's policy limits. A partially or completely uninsured claim, if successful, could have a material adverse effect on the Company's financial condition and results of operations.

         LACK OF DIVERSIFICATION; RISKS OF INVESTING IN THE INDUSTRY. The Company operates primarily in the environmental services industry. The current plan of operation calls for expansion within, but does not anticipate diversification beyond, this industry. The plan of operation, therefore, subjects the Company to the economic fluctuations within this industry and increases the risk associated with its operations. An investment in any aspect of the environmental services industry is speculative and historically has involved a high degree of risk. The continued success of the Company will depend on various factors over which the Company has little or no control.

         DEPENDENCE ON MANAGEMENT. The Company is dependent upon the time, talent and experience of James S. Percell, its President and Chief Executive Officer. Although Mr. Percell has a significant equity ownership in the Company, the Company does not presently have an employment agreement with him. The Board of Directors of the Company, however, intends to enter into an employment agreement with Mr. Percell. The loss of the services of Mr. Percell, for any reason, could have a material adverse effect on the Company. The Company does not currently maintain key-man life insurance on Mr. Percell or any other of its employees.

         FUTURE NEED FOR ADDITIONAL PERSONNEL. As a result of a recent restructuring of the management and operations of the Company, the Company has obtained the services of new personnel to perform certain functions important to the long-term development of the Company, including accounting, finance and quality control functions. The Company may hire additional staff with the special skills and education necessary for important Company functions. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. See, Management.

         ANTI-TAKEOVER EFFECTS OF ISSUANCE OF PREFERRED STOCK. The Company has authorized 10,000,000 shares of preferred stock, par value $0.001 per share ("Preferred Stock"), of which 500,000 shares have been designated Series A Convertible Preferred Stock (the "Series A Preferred"). No shares of Series A Preferred are currently issued and outstanding. The shares of Series A Preferred, if issued, would be entitled to preferences over the Common Stock. The Company's board of directors has authority, without action or consent by the shareholders, to issue the authorized but unissued shares of Preferred Stock in one or more series and to determine the voting rights, preferences as to dividends and liquidation rights, conversion rights, and other rights of any such series. The shares of Series A Preferred and the other shares of Preferred Stock, when and if issued could adversely affect the rights of the holders of Common Stock. For example, such issuance could result in a class of securities outstanding that would have preferences with respect to voting rights and dividends and in liquidation over the Common Stock, and could, upon conversion or otherwise, enjoy all of the rights of holders of Common Stock. The Board's authority to issue Preferred Stock could discourage potential takeover attempts and could delay or prevent a change in control of the Company through merger, tender offer, proxy contest or otherwise by making such attempts more difficult to achieve or more costly. There are no issued and outstanding shares of Preferred Stock; there are no agreements or understandings for the issuance of Preferred Stock, and the Board of Directors has no present intention to issue Preferred Stock. Previously issued Preferred Stock has all been exchanged for, or converted into, Common Stock in prior years. See, Description of Securities.

         SHARES ELIGIBLE FOR FUTURE SALE. Possible or actual sales of a substantial number of shares of Common Stock by the Selling Stockholders in this Offering could have a negative impact on the market price of the Common Stock of the Company. Further, the Company does not anticipate engaging an Underwriter to assist in a distribution of shares of Common Stock on behalf of the Selling Stockholders who sell shares of Common Stock to be registered in this Offering. All 2,220,000 shares of Common Stock included in this Registration Statement become immediately transferable. The availability of public trading for such a large number of shares may have an adverse effect on the trading prices of the Common Stock. Accordingly, there is no assurance that shareholders will be able to sell the shares of Common Stock for any particular price.

         In addition, of the 6,854,828 shares of the Company's Common Stock outstanding as of the date of this Prospectus, approximately 3,860,474 shares are restricted securities as that term is defined in Rule 144 adopted under the Act ("Restricted Securities"). Rule 144 governs resales of Restricted Securities for the account of any person, other than an issuer, and restricted and unrestricted securities for the account of an "affiliate" of the issuer. Restricted securities generally include any securities acquired directly or indirectly from an issuer or its affiliates which were not issued or sold in connection with a public offering registered under the Securities Act. An affiliate of the issuer is any person who directly or indirectly controls, is controlled by, or is under common control with, the issuer. Affiliates of the Company may include its directors, executive officers, and persons directly or indirectly owning 10% or more of the outstanding Common Stock. Under Rule 144 unregistered resales of restricted Common Stock cannot be made until it has been held for two years from the later of its acquisition from the Company or an affiliate of the Company. Thereafter, shares of Common Stock may be resold without registration subject to Rule 144's volume limitation, aggregation, broker transaction, notice filing requirements, and requirements concerning publicly available information about the Company ("Applicable Requirements"). Resales by the Company's affiliates of restricted and unrestricted Common Stock are subject to the Applicable Requirements. The volume limitations provide that a person, or persons who must aggregate their sales, cannot, within any three-month period, sell more than the greater of (i) one percent of the then outstanding shares, or (ii) the average weekly reported trading volume during the four calendar weeks preceding each such sale. A person who is not deemed an "affiliate" of the Company and who has beneficially owned shares for at least three years would be entitled to sell such shares under Rule 144 without regard to the Applicable Requirements. The Company believes that approximately 845,300 shares of Common Stock have been held for more than three years, and therefore may be sold by non-affiliates without limitation.

         No prediction can be made as to the effect, if any, that sales of shares of Common Stock or the availability of such shares for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market would likely have a material adverse effect on prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities. See, Shares Eligible for Future Sale.

         OUTSTANDING OPTIONS. The Company presently has outstanding options to purchase 2,860,000 shares of its Common Stock which are exercisable at $0.60 per share and expire on November 2, 2005. In addition, the Company has outstanding options to purchase 563,542 shares of its Common Stock which are exercisable at $5.00 per share and expire on November 30, 1998. The option agreement contains registration rights for shares issuable under the options at any time after May 31, 1995. The execution of the outstanding options by the holders thereof may result in the dilution in the interests of the other stockholders of the Company.

         NO ASSURANCE OF PUBLIC MARKET. There is currently only a limited market for the Common Stock of the Company. Although the Common Stock is listed on the over-the-counter market and the National Association of Securities Dealers OTC Bulletin Board, it is not listed on the NASDAQ system or other stock exchange. The market for the Company's Common Stock must be characterized as a limited market due to the relatively limited number of shares in the public float, the relatively low trading volume and the small number of brokerage firms acting as market makers. The market for low priced securities not traded on a national exchange or included in the NASDAQ system is generally less liquid and more volatile than securities traded on national exchanges and the NASDAQ markets. Rapid and extreme fluctuations in market prices are not uncommon. No assurance can be given that the current over-the-counter market for the Company's Common Stock will continue or that the prices in such market will be maintained at their present levels. Thus, even if the shares of Common Stock are registered for resale to the public under the Act and secondary trading exemptions under state securities laws are available, there may not be an active market for the shares of Common Stock.

         NO CASH DIVIDENDS. The Company has never paid cash dividends on its Common Stock and the Board of Directors does not anticipate paying cash dividends in the foreseeable future. It currently intends to retain future earnings to finance the growth of its business. See, Dividend Policy.



                                USE OF PROCEEDS

         The Company will not receive any proceeds upon the mandatory conversion of the Debentures into Common Stock or upon the sale of the Common Stock by the Selling Stockholders. The Company will, however, through the conversion of the Debentures into shares of Common Stock, extinguish $1,110,000 face value of its existing debt and thereby convert such indebtedness into stockholder's equity.



                          PRICE RANGE OF COMMON STOCK

         The Company's Common Stock is traded in the over-the-counter securities market, and is quoted in the Pink Sheets, which is published by the National Quotation Bureau, and is also quoted on the OTC Bulletin Board of the National Association of Securities Dealers, Inc. under the symbol "EVSF". The market for the Company's Common Stock must be characterized as a limited market due to the limited number of shares in the public float, the relatively small trading volume, and the small number of brokerage firms acting as market makers. No assurance can be given that the over-the-counter market, or any market, for the Company's securities will continue or that the prices in such market will be maintained at their present levels. The following table sets forth, for the periods indicated, the high and low closing bid prices for the Common Stock of the Company as reported by the National Quotation Bureau. The bid prices reflect inter-dealer quotations, do not include retail markups, markdowns or commissions and do not necessarily reflect actual transactions.

                                                                      Common Stock   Price Range
                                                                        High Bid       Low Bid
1994
     First Quarter . . . . . . . . . . . . . . . . . . . . . . . . . .  $ 5.125        $ 4.50
     Second Quarter  . . . . . . . . . . . . . . . . . . . . . . . . .  $ 5.125        $ 4.125
     Third Quarter . . . . . . . . . . . . . . . . . . . . . . . . . .  $ 4.625        $ 1.00
     Fourth Quarter  . . . . . . . . . . . . . . . . . . . . . . . . .  $ 1.25         $ 0.625
1995
     First Quarter . . . . . . . . . . . . . . . . . . . . . . . . . .  $ 1.50         $ 0.69
     Second Quarter  . . . . . . . . . . . . . . . . . . . . . . . . .  $ 2.25         $ 1.00
     Third Quarter . . . . . . . . . . . . . . . . . . . . . . . . . .  $ 1.25         $ 0.30
     Fourth Quarter  . . . . . . . . . . . . . . . . . . . . . . . . .  $ 1.09         $ 0.525

1996
     First Quarter . . . . . . . . . . . . . . . . . . . . . . . . . .  $ 5.00         $ 0.699
     Second Quarter  . . . . . . . . . . . . . . . . . . . . . . . . .  $ 3.25         $ 2.25
     Third Quarter . . . . . . . . . . . . . . . . . . . . . . . . . .  $ 4.94         $ 2.25
     Fourth Quarter (through October 22, 1996) . . . . . . . . . . . .  $ 3.44         $ 2.75

On October 22, 1996, the last bid price for the Common Stock of the Company as reported on the OTC Bulletin Board was $3.44 per share. On October 22, 1996, there were approximately 185 stockholders of record of the Common Stock, including broker-dealers holding shares beneficially owned by their customers.




                                DIVIDEND POLICY

         The Company has never declared a cash dividend on its Common Stock. The Board of Directors presently intends to retain all earnings for use in the Company's business, and, therefore, does not anticipate paying any cash dividends in the foreseeable future. The declaration of dividends, if any, in the future will be subject to the discretion of the Board of Directors, which may consider such factors as the Company's results of operations, financial condition, capital needs and acquisition strategy, among others.

                                 CAPITALIZATION

         The following table sets forth the capitalization of the Company at June 30, 1996, and as adjusted to reflect the issuance by the Company of 1,850,000 shares of Common Stock pursuant to the mandatory conversion feature of the Debentures and to reflect the issuance by the Company of 370,000 shares subsequent to June 30, 1996. The Company will not realize any proceeds from the conversion of the Debentures, but the Debentures will be extinguished by such conversion. The table should be read in conjunction with the Company's financial statements and notes thereto that are included elsewhere in this Prospectus. See, Consolidated Financial Statements.

                                                         June 30, 1996                 Historical
                                                         -------------                 ----------
                                                           Unaudited                  As Adjusted (1)
Stockholders' Equity:
  Common Stock - $.001 par value;
  50,000,000 shares authorized
  6,305,318 shares issued and
  outstanding                                             $     6,305                 $      8,525

  Additional Paid In Capital (2)                            3,230,863                    4,450,394

  Retained earnings (loss)                                 (2,840,045)                  (2,840,045)
                                                          -----------                 ------------

      Total Stockholders' Equity                          $   397,123                 $  1,618,874
                                                          ===========                 ============

       Total Capitalization                               $   397,123                 $  1,618,874
                                                          ===========                 ============

------------------------------
(1) Represents the as adjusted capitalization after giving effect to the issuance of the Common Stock offered hereby.

(2) Does not include: (i) 40,179 shares of Common Stock previously earned by former noteholders which will be issued in January, 1998, or (ii) 3,423,542 options to purchase Common Stock. See, Consolidated Financial Statements--Notes 10 and 13; Principal Stockholders, and Executive Compensation.

                      SELECTED CONSOLIDATED FINANCIAL DATA

        The selected consolidated financial data presented below for each of the two-years ended December 31, 1995 and 1994, have been derived from the audited financial statements of the Company. The selected consolidated financial data presented below for the six months ended June 30, 1996 and June 30, 1995 are unaudited, but in management's opinion includes all adjustments consisting only of normal recurring adjustments necessary to present fairly the financial data for, and at the end of, such period. See, Management's Discussion and Analysis of Financial Condition and Results of Operations, Consolidated Financial Statements.

                                      SIX MONTHS ENDED JUNE 30,         YEAR ENDED DECEMBER 31,
                                      -------------------------         -----------------------
                                        1996          1995               1995             1994
                                        ----          ----               ----             ----
                                            (UNAUDITED)                         (AUDITED)
 INCOME STATEMENT DATA:
    Revenue
      Service Revenue                $      0      $   53,345        $    53,345      $  731,311
      Income from Investment in
         OnSite                          46,384           0               63,052             0
      Other Income                        3,350           0                 0                0
                                     ----------    ----------        -----------      ----------
      TOTAL REVENUES                     49,734        53,345            116,397         731,311

    Loss from operations               (104,768)     (984,235)        (1,215,613)       (677,973)
    Loss before income taxes           (104,768)     (984,235)        (1,215,613)       (677,973)
    Extraordinary item                   74,035           0                 0                0
    Net loss                            (30,733)     (984,235)        (1,215,613)       (677,973)
    Net loss per share before
      extraordinary item                 (0.017)       (0.193)             (0.26)          (0.21)
    Net loss per share                   (0.005)       (0.193)             (0.26)          (0.21)


 BALANCE SHEET DATA:
    Total assets                     $1,814,572    $  105,775        $   318,090      $  888,330
    Working capital (deficit)         1,089,507      (386,266)          (429,544)       (434,059)
    Total liabilities                 1,417,449       470,151            623,932         579,379
    Stockholders' equity (deficit)      397,123      (364,376)          (305,842)        308,951

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion should be read in conjunction with the Company's consolidated financial statements and related notes, and the consolidated condensed interim unaudited financial statements included elsewhere in this Prospectus. See Consolidated Financial Statements.

RESULTS OF OPERATIONS

General

         In May 1993, the Company merged with NFE to provide the Company with an acceptable technology with immediate commercial applications. Subsequent to the merger the Company began to experience significant growth in revenues during the remainder of the calendar year 1993 and 1994 based primarily on contracts with major U.S. companies to provide on- site remediation of hydrocarbon contaminated soil. The Company utilizes indirect thermal desorption technology ("ITD") in its remediation process and, accordingly, remediation units which were developed by the Company are referred to as ITD Units.

         In late 1994, the Company began to experience a decline in new service contracts. Accordingly, in January 1995, the Company signed a marketing agreement with Parker which granted Parker exclusive marketing rights to the Company's proprietary process for on-site remediation of drill cuttings at oil and gas drilling sites in the U.S. and certain foreign countries. In August 1995, this marketing agreement was expanded through the formation of OnSite, a 50%-50% venture between the Company and Parker. OnSite was created to expand the commercial application of the Company's ITD technology and proprietary processes at a more ambitious pace than the original marketing agreement encompassed. Presently, all commercial applications of the Company's technology are delivered through OnSite.

         In late 1995, OnSite took delivery of its first ITD Unit. This Unit, engineered and built by a subsidiary of Parker, has experienced greater processing speed and less operating downtime than earlier units built by the Company. In a continuing effort to improve the efficiency of its equipment, OnSite made significant engineering changes to the specifications used in its first ITD Unit and in August 1996 took delivery of a second ITD Unit. The Company believes its second ITD Unit will again produce improvements in both performance and efficiency over previous units. Based upon the positive results of tests of its newest ITD Unit, in September 1996, OnSite awarded contracts for the construction of four additional ITD Units for delivery during the first quarter of 1997.

Year ended December 31, 1995 compared to the year ended December 31, 1994

         In 1995, the Company experienced a $677,966 decrease in its environmental service revenue as a result of downtime and under performance of its original ITD Units. This significant decline in service revenue, the related pressure for improved engineering of its ITD Units and a need for working capital prompted management to form OnSite with Parker. During 1995, OnSite generated net income of $126,104 on revenues of $272,700 in just under two months of operations. Accordingly, the Company's 50% interest in OnSite resulted in 1995 income to the Company's account of $63,052.

         Operational and general expenses decreased by $344,614 in 1995 due to a significant decrease in new service contracts and the related reduction in job payroll. Additionally, in late 1995, with the formation of OnSite, service revenues and certain related costs were eliminated from the Company's operations. Depreciation and amortization decreased by $28,840 in 1995 due to the Company's recognition of a $737,217 provision for reduction in carrying value of its existing ITD Units and other remediation equipment. This provision, which eliminated substantially all of the depreciable asset base, was necessary to reduce obsolete ITD Units and other remediation equipment to their estimated net realizable value. Finally, as a further expense reduction in 1995, stock bonuses to key employees were curtailed, resulting in a $414,200 reduction in expenses as compared to 1994.

         In 1995, the Company incurred a net loss of $1,215,613 compared to a net loss of $677,973 in 1994.

Six months ended June 30, 1996 compared to the six months ended June 30, 1995

         In late 1995, the Company moved substantially all of its core operations to OnSite and thereby eliminated service revenue in the Company. During the six months ended June 30, 1996, the Company realized income from its investment in OnSite of $46,384, with no similar income reported during the six months ended June 30, 1995.

         Costs and expenses sharply declined by $883,088 in the six months ended June 30, 1996 as compared to the similar period of 1995. This significant decline was due primarily to the recognition in 1995 of a $737,217 provision for reduction in carrying value of obsolete ITD Units and other remediation equipment. The elimination of certain personnel charges as a result of the formation of OnSite further aided in the reduction of costs.

         The Company recorded a $74,035 extraordinary gain from restructuring and/or eliminating certain aged trade accounts payable during the first six months of 1996. Management does not expect to experience similar gains in future periods.

         The net loss of $30,733 during the first six months of 1996 represents a $953,502 improvement over the same period of 1995.

LIQUIDITY AND CAPITAL RESOURCES

         Historically, the Company has operated with limited financial resources and the Company believes that a lack of such resources has slowed the commercialization of its ITD technology. The Company has relied almost exclusively on private offerings of debt and equity securities for its financial needs and in June 1996, raised net proceeds of approximately $1,060,000 in a private offering of convertible debentures. The proceeds from the convertible debentures are being used to meet working capital requirements of the Company and to meet obligations for capital expenditures by OnSite.

         In September 1996, OnSite awarded contracts for construction of four additional ITD Units at a price of almost $4,000,000. The Company will be required, under its joint venture agreement with Parker, to fund 50% of the obligation arising from the purchase of these units. The Company does not currently have the resources to meet its obligation and it anticipates that the obligation will be funded in the first quarter of 1997. The Company expects that the source of funds to meet this obligation will arise from a private offering of common stock, possible equity or debt financing from Parker and/or debt financing from an asset based third party lender.

         The Company is currently dependent on the operations of OnSite for its future growth and success. The Company considers its most important functions to be developing new environmental technologies, expanding the market for OnSite's technology and raising capital to meet its obligations for new equipment in OnSite. OnSite has received a one year contract from a major international petroleum industry participant who will employ OnSite's second ITD Unit, in Colombia. The client has indicated that, subject to the ITD Unit's performance, they will need additional ITD Units in the very near future to address other soil remediation needs. As demand grows for OnSite's services, the Company may again be faced with the need to raise additional funds for its share of the cost of more units.

TRENDS AND UNCERTAINTIES

         The Company is receiving a marked increase of inquiries for its remediation services. The Company believes there is a trend by major petroleum industry participants to address past hydrocarbon contamination problems and to prevent current contamination caused during exploration for, and the production, refining, transportation, storage and distribution of hydrocarbons. The Company believes that these environmental concerns, related industry trends and governmental regulations will increase demand for the Company's soil remediation technology. However, the Company is aware of competing technologies and companies that offer similar services. Some of the competitors are well established companies with greater capital resources, larger research and development staffs and greater marketing capabilities.

         The Company believes that OnSite's contract with a major domestic petroleum industry participant in Wyoming will be completed during the second quarter of 1997. Subsequent to the completion of the Wyoming contract, the ITD Unit will be upgraded to match the capabilities of the second ITD Unit to address remediation needs with a specific Gulf Coast refinery. However, the Company must help OnSite maintain favorable utilization rates on all ITD Units in order for the Company to be profitable.

                                    BUSINESS

         The Company, through NFE and OnSite, is engaged in the development, production and sale of environmental remediation technologies and services. To date, the environmental remediation services provided by the Company have involved the removal of petroleum contaminants from soil using indirect thermal remediation equipment or enzyme-based bioremediation processes, and the evaporation of waste water produced from oil and gas drilling.

HISTORY

         The Company was incorporated under the laws of the State of Nevada in December 1985, under the name of Cape Cod Investment Company. In December 1986, the name of the Company was changed to Cape Cod Ventures, Inc. In August 1987, the Company completed an initial public offering of 4,148,000 shares of Common Stock at a price of $.001 per share pursuant to the exemption from the registration requirements of the Act provided by Regulation A. In May 1993, the Company entered into an Agreement and Plan of Reorganization with NFE providing for the acquisition of NFE by the Company in exchange for shares of the Company's common stock. Pursuant to the terms of the Reorganization Agreement, the Company effected a 1-for-100 reverse split in its issued and outstanding shares reducing the number of outstanding shares from 50,000,000 to 500,000. Following effectiveness of the reverse split, the Company acquired NFE by issuing 3,374,000 shares of the Company's post-split common stock to the NFE shareholders in exchange for all issued and outstanding shares of NFE. In connection with the acquisition, the name of the Company was changed from Cape Cod Ventures, Inc. to Environmental Safeguards, Inc. and NFE became a wholly-owned subsidiary of the Company.

         In January 1995, the Company entered into an agreement with Parker, a Delaware corporation, granting Parker, among other things, exclusive marketing rights to the Company's proprietary processes for on-site remediation services in connection with drill cuttings at oil and gas drilling sites throughout the United States and in certain foreign countries. In August 1995, the Company expanded its agreement with Parker by forming OnSite Technology, L.L.C., an Oklahoma limited liability company. Pursuant to the Operating Agreement for OnSite, as amended, NFE granted to OnSite certain exclusive licenses to use the technologies included in the Company's ITD Units, and the proprietary processes for on-site remediation of hydrocarbon contaminated soil in the United States and in certain foreign countries. Each ITD Unit is an easily transportable, state-of-the-art processing system which produces clean soil from contaminated soil while reclaiming the hydrocarbons. ITD Units are transported by truck from one clean-up site to another. Parker agreed to actively market and promote the services of OnSite including the preparation of brochures and the preparation and delivery of certain presentations at one or more professional society meetings in the energy industry and one or more energy industry trade shows. All expenses associated with such promotional activity and presentations were to be paid by Parker until July 31, 1996, and after July 31, 1996, certain expenses associated with such marketing and promotional activities will be paid by OnSite. The Company intends to conduct substantially all of its business operations through OnSite.

         In June 1995, the Company effected a 1-for-10 reverse stock split in order to improve the market price of the Company's Common Stock. In January 1996, the Company effected a 10-for-1 stock split in order to return the Company to its prior level of authorized and outstanding shares of Common Stock. This stock split increased the public float and daily trading volume of the Company's Common Stock.

BUSINESS ACTIVITIES

         Indirect Thermal Soil Remediation. The primary services offered by the Company involve remediation of soil contaminated by oil-based drilling mud, fuel spills, leakage at storage tanks, leakage from pipelines, and the remediation of hydrocarbon contamination at settling ponds, oil and gas exploration sites, refineries, petrochemical facilities, abandoned production fields, Department of Defense installations, etc. To date the Company has not employed its ITD Units to provide remediation services to refineries or similar entities but has provided services solely with respect to soil remediation primarily at the site of oil drilling operations, and most of the contracts performed by the Company involve the processing of contaminated soil through the Company's indirect thermal remediation equipment. This process is known as "indirect thermal desorption" because it reverses the contamination process and causes the soil to discharge the contaminants previously absorbed without direct contact of the soil to a flame.

         The ITD Units are portable pieces of equipment which utilize a rotating, heat-jacketed trundle to vaporize hydrocarbons from contaminated soil. An ITD Unit consists of two principal components: (i) an indirect thermal desorption unit wherein the hydrocarbon contaminated soil is indirectly heated, thereby causing the hydrocarbon contamination to vaporize; and (ii) a condensation process system, which causes the hydrocarbon vapor to condense to a liquid for client reclamation. As an alternative to the condensing system, the vapor can be passed through an afterburner or thermal oxidizer which incinerates the hydrocarbon vapors.

         The heat exchange system is comprised of a large fabricated steel shell which houses a rotating trundle. Hot gases pass through the shell and around the outside surface of the trundle. Hydrocarbon contaminated soil is loaded into the elevated end of the trundle by a conveyor belt or a front end loader. As the trundle revolves, the soil is agitated by internal lifts and oars as it passes through the inside of the trundle by gravity flow and is heated to temperatures of from 300 degrees to 1200 degrees Fahrenheit. At these temperatures, the hydrocarbon contaminants in the soil transform into vapors which are vacuumed out of the heat exchange system into the condensing system, the afterburner or the thermal oxidizer. The clean soil then drops out of the discharge door at the low end of the trundle and is passed through an enclosed conveyor for rehydration before final discharge. Random soil samples are tested at the end of the process to confirm that the contaminants have been removed to within the permitted range. The soil is then returned to its original location or such other location specified by the customer. The primary costs of operating the Company's ITD Units are the cost of third-party labor and fuel.

         In some cases, the hydrocarbon vapors removed from the heat exchange system by vacuum are passed through a fan-cooled condensing system. The vapors are condensed and recaptured as liquid product in storage tanks and can then be recycled or disposed, depending on the nature of the contaminant, the needs of the customer and the specifications required for reuse.

         The Company fabricated its second ITD Unit in August 1996, and has entered into contracts for the fabrication of four additional ITD Units for delivery beginning in late 1996, with the final delivery anticipated during the
first quarter of 1997.  All of the ITD Units are owned by OnSite.   The
Company's share of the cost of acquiring the four ITD Units is estimated at $2,000,000. To meet this obligation, the Company is presently offering for sale, pursuant to a Private Offering, a minimum of 200,000 and a maximum of 2,000,000 shares of Common Stock at a price of $2.50 per share. The Company intends to use the proceeds of that offering, if any, to fund the costs of the ITD Units. In addition, the Company is investigating various alternative sources of funding, including discussions with Parker to finance the cost of the ITD Units.

         As of December 31, 1995, NFE had successfully completed eight remediation contracts. On all jobs the ITD Unit successfully removed the contaminants from the soil. To date, the ITD Units have processed up to 192 tons of contaminated soil in a 24-hour period with a 30% hydrocarbon saturation. However, the processing capacity varies significantly depending on the moisture content, degree of contamination, soil type, contamination type, remediation required and down time for maintenance, modification and repair of the ITD Units and ancillary equipment. There can be no assurance that the ITD Units will continue to perform at this level, or that this performance will continue to be competitive with other technology available in the market.

         Recyclying of Hydrocarbon Contaminants. The Company has developed proprietary processes which are embodied in the condensation process system trailer, one of the two principal components of the ITD Unit. Within this component the hydrocarbon contaminant(s) are condensed from the vapor state created in the dryer unit back into a liquid state via the proprietary processes and placed into storage for recycling back to the client. This allows the client to realize actual savings from its ability to re-utilize the hydrocarbons. This ability to recycle the hydrocarbon contaminant(s) is an important competitive advantage which the Company believes it possesses as compared to the bioremediation, direct burn and "dig and haul" remediation technologies.

         Manufacturing. The Company currently has two operational ITD Units and has ordered fabrication of four additional ITD Units. The ITD Unit which is currently operating in Lysite, Wyoming was manufactured by Parker Technology, Inc. ("Partech"), which is a wholly-owned subsidiary of Parker.
The Company is aware there are a number of manufacturing and fabricating facilities, in addition to Partech, capable of manufacturing ITD Units. The primary contractors on the second ITD Unit, completed in August, 1996, were Roberds-Johnson Industries, located in Galena Park, Texas and Stelcon, Inc., located in Pasadena, Texas. The Company and OnSite recently awarded contracts to Roberds-Johnson Industries and Cobrans Corporation as primary contractors for four additional ITD Units based on cost, delivery date, quality of work and other business considerations. Additional ITD Units may be ordered in the future subject to the demand for OnSite's remediation services and contract terms with customers.

         The Company and OnSite contract with Double Eagle Operations, Inc., of Evanston, Wyoming, to provide the labor necessary to complete the Company's contracts. The Company, through OnSite, typically submits a bid for a project based on the costs of moving the equipment to the location, the estimated charges for labor and fuel, the nature and extent of the contamination, the type and moisture content of the soil, the estimated processing time and the desired profit margin. Once a contract has been awarded, the Company moves its equipment on location and Double Eagle supplies the crew necessary to operate the equipment and complete the contract. The Company compensates Double
Eagle on an hourly basis for the labor supplied.

EXISTING CONTRACTS FOR OPERATIONS

         The Company's two ITD Units are currently under contract for operations. One of the ITD Units is currently operating in Lysite, Wyoming. The Company presently anticipates that this contract will conclude during the second quarter of 1997. Subsequent thereto, this ITD Unit will be upgraded to match the capabilities and performance level of the Company's second ITD Unit which was completed in August, 1996. This second ITD Unit has recently entered into a one year contract for operation in Colombia. The ITD Unit is presently being shipped to Colombia for operations, which it believes will commence in November, 1996.

ONSITE TECHNOLOGY L.L.C.

         Effective August 1, 1995, the Company and Parker formed OnSite Technology L.L.C ("OnSite"), an Oklahoma Limited Liability Company. OnSite is the successor to a previous marketing agreement between the Company and Parker under which Parker was granted the exclusive marketing rights to the Company's proprietary processes for on-site remediation services in connection with drill cuttings at oil and gas drilling sites throughout the United States and in certain foreign countries. Pursuant to the Operating Agreement for OnSite, the Company granted to OnSite certain exclusive licenses to use the technologies included in the Company's ITD Units, and the proprietary processes for on-site remediation of hydrocarbon contaminated soil worldwide. The Company and Parker each own 50% of the interest in OnSite.

         The Company presently conducts substantially all of its business activities through OnSite. Both the Company and Parker actively market OnSite's remediation services. OnSite presently has two ITD Units, one of which is fulfilling a remediation contract in Wyoming for a major domestic independent oil company. The other ITD Unit is in transit to Colombia to fulfill a remediation contract for a major international petroleum industry participant. OnSite has contracted for four additional ITD Units to meet anticipated demand for its soil remediation services. OnSite expects the delivery of the four ITD Units to be completed during the first quarter of 1997.

         The OnSite Operating Agreement presently allocates the sharing of profits and losses of OnSite equally between the Company and Parker. The Operating Agreement provides that members may be required to make additional capital contributions from time to time upon the majority vote of its members. If a member does not make the additional capital contribution, then the member who does contribute may (i) initiate litigation against the delinquent member to require the payment of the capital contribution, (ii) make such additional capital contribution and treat it as a loan to the delinquent member, or (iii) adjust OnSite's sharing ratios to reflect the additional amount paid by the contributing member. If the contributing member elects to make the loan, then the contributing member shall be entitled to all of the distributions to which the delinquent member would otherwise have been entitled until such time as the loan is paid in full. If the contributing member elects to have an adjustment made the delinquent member's sharing ratio would be decreased and the contributing member's sharing ratio would be increased.

         Accordingly, if the Company becomes a delinquent member then its share of profits and losses in OnSite could be adversely impacted. Such an event could be repeated over the life of OnSite and might result in a material decrease in the Company's sharing ratio, which could result in a material decrease in profits to the Company from OnSites's operations.

         The Operating Agreement provides for admission of new members upon a
unanimous vote of current members.   No admission of new members is
contemplated at this time by either the Company or  Parker.

PRIVATE OFFERING OF  THE COMPANY'S COMMON STOCK.

The Company is presently offering for sale a minimum of 200,000 shares and a maximum of 2,000,000 shares of its Common Stock pursuant to a Private Placement Offering Memorandum. The offering is being made in reliance upon an exemption from registration pursuant to Regulation D under the Securities Act
of 1933, as amended (the "Act").    As of the date of this Prospectus no shares
have been subscribed for and it is unknown whether the Company will raise any funds from the offering.

COMPETITION

         There are many companies which currently dispose of hazardous and industrial wastes and remediate or clean up sites which have been contaminated, and such companies are continually attempting to develop new and improved products and services. Other companies utilize competing technologies and techniques in an attempt to provide more economical or superior remediation services. Many of the Company's competitors are well established companies with substantially greater capital resources, larger research and development staffs and facilities and substantially greater marketing capabilities than the Company. Therefore, there can be no assurance that the Company will be able to achieve and maintain a competitive position in the soil remediation industry.

         The Company obtains its contracts through competitive bidding and is in direct competition with firms providing alternative means of, and utilizing alternative technologies for, resolving environmental problems. The most significant competition comes from firms utilizing "dig and haul," direct burn, and bioremediation technology to remediate soil contamination.

         Companies utilizing the dig and haul method generally transport the contaminated soil to other facilities for processing. The Company believes that the technology utilized by the Company is competitive with dig and haul methods because the Company's equipment is mobile, and thus, contaminated soil can be remediated on location. The waste processing and remediation business is, to a large extent, dependent upon and constrained by the costs and regulations associated with transporting such wastes. The Company believes the dig and haul method will, as a result, become less competitive over time due to such transportation costs, the costs of replacing the contaminated soil and the dumping charges at sites approved for the storage of hazardous materials. More importantly, the Company's remediation process addresses the latent liability associated with the contamination at the site. The Company is currently investigating techniques and technology capable of removing heavy metal contaminants from the soil, but there can be no assurance that the Company will be able to develop or acquire such technology and skill or that, if obtained, the Company will be competitive with other alternatives available in the market.

         Companies utilizing direct burn technology use direct heat sources to incinerate contaminants found in the soil. Because of the closed nature of the heat transfer system, the ITD Unit can safely handle much higher concentrations of contaminants than conventional direct burn methods. Conventional direct burn methods process material with maximum contamination levels of 3% to 4% while the ITD Unit has processed materials with contamination levels as high as 30%. In addition, the portable nature of the ITD Unit permits it to be located at the contamination site to process and replace the soil on location, thus eliminating the need to package, haul and safely dispose of contaminated soil. ITD Units also permit the customer to recapture certain valuable liquids which are otherwise incinerated in the direct burn method.

GOVERNMENTAL REGULATIONS-COST OF COMPLIANCE

         The Company renders services in connection with the remediation and disposal of various wastes. Federal, state and local laws and regulations have been enacted regulating the handling and disposal of wastes and creating liability for certain environmental contamination caused by such waste. Accordingly, the Company is subject to potential liability for environmental damage its ITD Units or its operations may cause, particularly as a result of contamination of water or soil. Environmental laws regulate, among other things, the transportation, storage, handling and disposal of waste. Governmental regulations govern matters such as the disposal of residual chemical wastes, operating procedures, waste water discharges, fire protection, worker and community right-to-know, and emergency response plans. Governmental regulations also apply to the operation of vehicles used by the Company to transport the ITD Units, including licensing requirements for the vehicles and the drivers, vehicle safety requirements, vehicle weight limitations, and
shipment manifesting.   Moreover, so-called "toxic tort" litigation has
increased markedly in recent years as persons allegedly injured by chemical contamination seek recovery for personal injuries or property damage. These legal developments present a risk of liability should the Company be deemed to be responsible for contamination or pollution caused or increased by any evaluation, remediation or cleanup effort conducted by it, or for an accident which occurs in the course of such remediation or cleanup effort. There can be no assurance that the Company's policy of establishing and implementing proper procedures for complying with environmental regulations will be effective at preventing the Company from incurring a substantial environmental liability. If the Company were to incur a substantial uninsured liability for environmental damage, its financial condition could be materially adversely affected.

         The Company presently has the ability to deliver soil remediation services that meet applicable federal and state standards for the delivery of its services, and for the level of contaminant removal. The government can, however, impose new standards. If new regulations were to be imposed, the Company may not be able to comply in either the delivery of its services, or in the level of contaminant removal from the soil.

         Operating permits are generally required by federal and state environmental agencies for the operation of the Company's ITD Units. Most of these permits must be renewed periodically and the governmental authorities involved have the power, under various circumstances, to revoke, modify, or deny issuance or renewal of these permits.

LITIGATION

         The Company was named as a defendant in 1993 by Goldfield Engineering and Machine Works ("Goldfield"), styled as Huron, Inc dba Goldfield Engineering & Machine vs Don Cox, et.al. Cause No. 930400525 in the fourth District Court of Utah County, Utah. The litigation originally involved claims by Goldfield that the Company owed additional compensation of approximately $150,000 for ITD Units constructed which the Company believes did not meet required performance criteria. The Company filed a counterclaim for $200,000 to obtain damages from Goldfield. The Company has been advised that Goldfield filed a petition seeking Chapter 11 Bankruptcy protection in 1994. A Notice of Automatic Stay was filed in August, 1994, based on the Chapter 11 Petition in In Re Huton, et al filed in the US Bankruptcy Court for the Central Division of Utah, Case No. 94A-20001. In January, 1995, a Plan of Reorganization was confirmed by the Bankruptcy Court whereby the Company received nothing and no adversary pleadings were filed against the Company by Goldfield. The Company believes, after consultation with counsel, that the risk of material financial exposure to the Company is remote.


EMPLOYEES

         The Company has five full-time employees, all of whom are in management positions, including corporate and administrative operations. None of the Company's employees are represented by a union and the Company considers its employee relations to be good.

FACILITIES

         The Company's principal executive offices are located in leased facilities in Houston, Texas, consisting of a total of approximately 1,850 square feet. The current monthly rental for these executive offices is $925. The lease for the executive offices will expire in December, 1996. The Company believes that its offices are adequate for its present needs and that suitable space will be available to accommodate its future needs.

POTENTIAL FAVORABLE FUTURE DEVELOPMENTS IN INDUSTRY

         The Company believes that one major international oil company is considering a corporate policy of "zero discharge". In such a scenario, offshore drill cuttings would be barged to shore and remediated, rather than being discharged back into the sea untreated. Such a development, if ever realized, would broaden the market for the Company's services. The Company is uncertain if such a scenario will ever occur.


                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

         The following table sets forth the names and positions of each of the executive officers and directors of the Company.

               Name                     Position                             Age
               ----                     --------                             ---
         James S. Percell             Chairman of the Board                  53
                                      of Directors, President,
                                      Chief Executive Officer,
                                      Chief Operating Officer

         Robin M. Pate                Director                               69

         Michael M. Dunson            Chief Financial Officer,               49
                                      Secretary, Treasurer

         Bryan Sharp                  Director                               52


         Directors are elected annually and hold office until the next annual meeting of the stockholders of the Company or until their successors are elected and qualified. Officers are elected annually and serve at the discretion of the Board of Directors. There is no family relationship between or among any of the directors and executive officers of the Company.

         JAMES S. PERCELL. Mr. Percell serves as Chairman, President and CEO of the Company and also serves as President of the Company's subsidiary, NFE. Mr. Percell became a director of the Company and President, Chief Executive Officer and a director of NFE in November, 1995. Mr. Percell became President and CEO of the Company in January, 1996. Mr. Percell also serves as President of Percell & Associates, a project developer of facilities in the hydrocarbon industry. From 1985-1993, Mr. Percell served as Vice-President of Belmont Constructors, Inc., a heavy industrial contractor with annual sales of $263 million in 1992 up from $2 million in 1984. From 1982-1984, he served as President of Capital Services Unlimited, an international supply company for refining, petrochemical and oilfield compressor stations, modular refineries and modular oilfield components. From 1977-1980, Mr. Percell served as President of Percell & Lowder, Inc., an oilfield fabricator of onshore and offshore facilities, and from 1960-1977, he served as project manager for various onshore and offshore projects. He received his education at Amarillo College in Amarillo, Texas.

         ROBIN M. PATE.  Mr. Pate has been a  director of the Company since
November, 1995.   Mr. Pate recently retired from the position of  Executive
Vice-President of Enterprise Products Company. Mr. Pate joined Enterprise as Senior Vice-President of operations in 1980. Before joining Enterprise, Mr. Pate served as President of American Borate Company for three years, Vice-President of Tenneco Oil for 12 years, and Executive Vice-President of Houston Reinforced Plastics. Mr. Pate is a registered professional engineer and is a member of the Texas Professional Engineering Association, Texas Bar Association and American Bar Association, Gas Processors Association and the National Petroleum Refiners Association of America. He is on the Board of Directors of the Gas Processors Association and National Petroleum Refiners Association of America. Mr. Pate is an active member of St. Christopher's Episcopal Church as well as a member of the 100 Club and the Museum of Fine Arts. Mr. Pate has a degree in Chemical Engineering from the University of Texas in addition to a Doctor of Jurisprudence in Law from the University of Houston.

         BRYAN SHARP. Mr. Sharp has served as a director of the Company since November, 1995. Mr. Sharp currently serves as Principal-in-Charge and Director of Espey, Huston & Associates, Inc., an environmental consulting company, and from 1990-1993, he served as President of EH&A. As President, Mr. Sharp was responsible to the Board of Directors for the day-to-day operations and profitability at all EH&A operations. As Principal-in-Charge and Director, Mr. Sharp continues to be involved in all aspects of EH&A's environmental consulting practice. Prior to joining EH&A, Mr. Sharp worked as an assistant and consultant in projects for the Lower Colorado River Authority and Tracor, Inc., both concerned with ecological surveys preceding major industrial development (power plants and new town projects). Mr. Sharp has also worked for North Texas State University, the Department of the Interior, and the University of Texas.

         Mr. Sharp also has extensive teaching and research experience principally in the fields of genetics and environmental biology. He has taught courses in embryology, genetics, natural history, ecology and aquatic biology. His early research was concerned with genetics of alcohol addiction and of blood serum proteins in vertebrates. In 1968, he began ecological research in conjunction with the Bureau of Reclamation which was concerned with the effect of evaporation control upon the ecology of reservoirs. More recently, Mr. Sharp has conducted research concerning the influence of temperature in fish development and of fish ecology. Mr. Sharp has produced many publications and technical reports, including a nationally acclaimed study, "Effects of Evaporation Suppression on Reservoir Ecology" published by the Journal of American Water Works Association. Mr. Sharp has a B.S. degree in Education from North Texas State University, a M.S. degree in Biology from North Texas State University and studied for his Ph.D. in Zoology from the University of Texas at Austin.

         MICHAEL M. DUNSON. Mr. Dunson joined the Company in March, 1996, and serves as its Chief Financial Officer and as Secretary-Treasurer. Mr. Dunson became a director of the Company in July, 1996. In 1983, Mr. Dunson opened the Houston office of the New York-based investment banking firm of Copeland, Wickersham, Wiley & Co., Inc. Mr. Dunson was the managing partner in the Houston office and concentrated his efforts serving clients, both institutional and corporate, in the oil field services industry. From 1983 to 1992, Mr. Dunson owned Bay Industrial Sales, a stocking wholesale distributor of selected welding supplies to the refining, petrochemical and fabrication industries. In 1989, Mr. Dunson began his own investment banking/consulting firm based in Houston and continues to serve his original client base. Mr. Dunson has both Series 7 and 63 securities licenses. Mr. Dunson has both his M.B.A. in Finance and B.A. in Math from The University of Texas at Austin, Austin, Texas.

LIMITATION ON DIRECTORS' LIABILITY; INDEMNIFICATION

         The Company's Articles of Incorporation (the "Articles") provide, as permitted by governing Nevada law, that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, with certain exceptions. The Articles further provide that the Company will indemnify its directors and officers against expenses and liabilities they incur to defend, settle, or satisfy any civil litigation or criminal action brought against them on account of their being or having been Company directors or officers unless, in such action, they are adjudged to have acted with gross negligence or willful misconduct.

         The inclusion of these provisions in the Articles may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted the Company and its stockholders.

         The Articles provide for the indemnification of its executive officers and directors, and the advancement to them of expenses in connection with any proceedings and claims, to the fullest extent permitted by Nevada law. The Articles include related provisions meant to facilitate the indemnitiees' receipt of such benefits. These provisions cover, among other things: (i) specification of the method of determining entitlement to indemnification and the selection of independent counsel that will in some cases make such determination, (ii) specification of certain time periods by which certain payments or determinations must be made and actions must be taken, and (iii) the establishment of certain presumptions in favor of an indemnitee.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.


                             EXECUTIVE COMPENSATION

         Mr. James Percell, became President and Chief Executive Officer of the Company in January, 1996. During the current fiscal year, Mr. Percell did not receive any compensation for the services he rendered to the Company. The Company presently intends to negotiate an employment contract with Mr. Percell which will provide for compensation to him. Mr. Kevin Baadsgaard served as President and Chief Executive Officer of the Company during 1995 until he resigned in October, 1995. In November, Mr. Burl Jacks became President and Chief Executive Officer of the Company. Mr. Jacks did not receive any compensation for the services he rendered to the Company during 1995. Mr. Jacks was not employed by the Company during 1993 or 1994. No executive officer of the Company received compensation which exceeded $100,000 during 1995.


                           SUMMARY COMPENSATION TABLE


                                      ANNUAL COMPENSATION   COMPENSATION          LONG-TERM
                                      -------------------  --------------            ALL
                                                                                  RESTRICTED     STOCK       OTHER
                                                                                    STOCK        OPTIONS     COMPEN-
NAME & PRINCIPAL POSITION               YEAR  SALARY(1)    BONUS    OTHER           AWARDS      (SHARES)     SATION
-------------------------               ----  ---------    -----    -----         ----------    --------     -------
Kevin Baadsgaard
 Chief Executive Officer                1995 $ 35,750      -0-        -0-             -0-           -0-         -0-
                                        1994 $ 36,914(2)   -0-        -0-             -0-           -0-         -0-
                                        1993 $ 35,586      -0-        -0-             -0-           -0-         -0-


---------------------
    (1) Of this amount, $9,250, $9,942 and $9,942 was earned and accrued during 1995, 1994, and 1993, respectively. In April, 1996, the Company issued 20,810 shares at $1.40 per share as payment for this earned and accrued employment compensation.

    (2) As additional employee compensation, Mr. Baadsgaard received 239,000 restricted shares of Common Stock of the Company in September, 1994. The estimated fair market value of the Common Stock was $0.38 per share.




DIRECTOR COMPENSATION

         The Company does not currently pay any cash director's fees, but it pays the expenses, if any, of its directors in attending board meetings. In November, 1995, the Company issued to each of Messrs. Percell, Pate and Sharp 800,000 options to purchase shares of Common Stock of the

Company at $0.60 per share. The options are fully vested and may be exercised at any time until the termination of the option which is as of November 2, 2005.

EMPLOYEE STOCK OPTION PLAN

         While the Company has been successful in attracting and retaining qualified personnel, the Company believes that its future success will depend in part on its continued ability to attract and retain highly qualified personnel. The Company pays wages and salaries which it believes are competitive. The Company also believes that equity ownership is an important factor in its ability to attract and retain skilled personnel, and the Board of Directors of the Company is presently evaluating the adoption of an employee stock option program. While no decision has been made as to the type of stock option program which may be adopted, it is the intention of the Board of Directors that a stock option program will be established.

         The purpose of the stock option program will be to further the interest of the Company, its subsidiaries and its stockholders by providing incentives in the form of stock options to key employees and directors who contribute materially to the success and profitability of the Company. The grants will recognize and reward outstanding individual performances and contributions and will give such persons a proprietary interest in the Company, thus enhancing their personal interest in the Company's continued success and progress. This program will also assist the Company and its subsidiaries in attracting and retaining key employees and directors.



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The current Board of Directors of the Company has adopted a policy that Company affairs will be conducted in all respects by standards applicable to publicly-held corporations and that the Company will not enter into any transactions and/or loans between the Company and its officers, directors and 5% stockholders unless the terms are no less favorable than could be obtained from independent, third parties and will be approved by a majority of the independent, disinterested directors of the Company.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information as of the date of this Prospectus with respect to the beneficial ownership of shares of Common Stock by (i) each person who owns beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company and (iv) all executive officers and directors of the Company as a group. Each stockholder has sole voting and investment power with respect to the shares shown.

                                                            Number of                       Percent
                 Name                                       Shares Owned                    of Class
                 ----                                       ------------                    --------
         James S. Percell                                   991,333(1)(2)                   12.9%
         2600 South Loop West, #445
         Houston, Texas 77054

         Robin M. Pate                                      866,666(1)(2)                   11.3%
         9723 Truscan
         Houston, Texas 77080

         Bryan Sharp                                        800,000(1)                      10.5%
         3200 Wilcrest, #200
         Houston, Texas 77042

         Michael M. Dunson                                     ----                          ----
         2600 South Loop West, #445
         Houston, Texas 77054

         Burl Jacks                                         500,000(1)(3)                    7.3%
         8202 Devlin Pt.
         San Antonio, Texas 78240

         Kelly Trimble                                      558,550(2)                       8.5%
         175 South Main, #1430
         Salt Lake City, Utah 84111

         All officers and directors
         as a Group (4 persons)                           2,657,999                         28.5%

---------------------------
         (1)      On November 3, 1995, the Company issued to each of
                  Messrs. Percell, Pate and Sharp 800,000 options to purchase shares of Common Stock of the Company at $0.60 per share. In addition, the Company issued Mr. Jacks 500,000 options to
                  purchase shares of Common     Stock of the Company at $0.60
                  per share. All of the options are fully vested and may be exercised at any time until November 2, 2005 and, therefore, are deemed outstanding.

         (2)      Messrs. Percell, Pate and Trimble own Debentures
                  convertible into 33,333, 66,666 and 20,000 shares of Common
                  Stock respectively.   These Debentures may be converted at the
                  option of the holder at any time and, therefore, are deemed outstanding.

         (3)      Mr. Jacks is a former director of the Company.

                              PLAN OF DISTRIBUTION


         The Selling Stockholders may, from time to time, sell all or a portion of the Stockholder Shares in transactions ( which may include block transactions) in the over-the-counter market on any national or regional securities exchange in which the Common Stock is listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. Resales by the purchasers of such shares may be made in the same manner.

         The Selling Stockholders may effect such transactions by selling their securities directly to purchasers, through broker-dealers acting as agents for the Selling Stockholders or to broker-dealers who may purchase shares as principals and thereafter sell the securities from time to time in the over-the-counter market, in negotiated transactions or otherwise. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from both the Selling Stockholders and/or the purchasers for whom such broker-dealers may act as agents or to whom they may sell as principals (which compensation as to a particular broker-dealer may be in excess of customary commissions).

         If the Company is notified by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of the Common Stock, the Company would be required to amend the Registration Statement of which this Prospectus is a part and file a Prospectus Supplement to describe the agreements between the Selling Stockholder and such broker-dealer relating to the distribution.

         The Selling Stockholders and any broker-dealers participating in the distribution of the Common Stock covered by this Prospectus may be deemed to be "underwriters" (within the meaning of Section 2(11) of the Act). Any commissions received by them, as well as any proceeds from any sales as a principal by them, may be deemed to be underwriting discounts and commissions under the Act.

         The Company will pay certain costs and expenses incurred in connection with the registration of the Stockholder Shares under the Act. The Company will not, however, pay any commissions or any other fees in connection with the sale of the Common Stock.

         There is no assurance that the Selling Stockholders will sell any or all of the Common Stock.

                             SELLING  STOCKHOLDERS

         The following table sets forth the name of each Selling Stockholder, the number of shares of Common Stock offered by each Selling Stockholder (including all shares to be issued upon the conversion of the Debentures), the number of shares of Common Stock to be owned by each Selling Stockholder if all shares were to be sold in the offering and the percentage of the Company's outstanding Common Stock that will be owned by each Selling Stockholder if all shares are sold in the offering. The shares of Common Stock being offered hereby are being registered to permit public secondary trading and the Selling Stockholders may offer all or a portion of the shares for resale from time to time.

                          Shares           Shares           Shares Owned             Percentage
                          Owned            Offered          After Offering           Owned After
Selling                   Before           For              If All Shares            Offering If All
Stockholder(1)            Offering         Sale             Sold*                    Shares Sold*
--------------            --------         ----             -----                    -----------
James S. Percell (2)      991,333          33,333           958,000                  12.5%
Robin M. Pate (3)         866,666          66,666           800,000                  10.5%
Washach Textile            18,166          16,666             1,500                   0.1%
  and Supply,
  a Trust
Kelly Trimble (4)         558,550         390,000           168,550                   2.5%
Frank J. Gillen           121,260          20,000           101,260                   1.5%
Allen Trevino (5)         176,921          16,666           160,255                   2.4%
Rodney and Shauna         283,333          83,333           200,000                   2.9%
  Badger JT-ROS
Lee W. Jackson            293,333          83,333           210,000                   3.1%
Banyan Investment          54,210          50,000             4,210                   0.1%
  Company
Robert D. Axelrod (6)      16,666          16,666                 0                   0.0%
Robin Allen Pate (7)      416,666         416,666                 0                   0.0%
James Seamens             166,666         166,666                 0                   0.0%
L. E. Gunnels              83,333          83,333                 0                   0.0%
Jerry Lyn McKinney         33,333          33,333                 0                   0.0%
KGB Family Ltd.            16,666          16,666                 0                   0.0%
   Partnership(8)
Keith Biesinger (9)        33,333          33,333                 0                   0.0%
Richard S. Cook            16,666          16,666                 0                   0.0%
James F. Jez               18,333          18,333                 0                   0.0%
The Diane Davis            83,333          83,333                 0                   0.0%
  1992 Revocable
  Trust
R. Bruce Jones             83,333          83,333                 0                   0.0%
  DDS PC Profit
  Sharing Trust
Patrick Berna              25,000          25,000                 0                   0.0%
Rodney K. Rayburn          50,000          50,000                 0                   0.0%
Mike Shelton              300,000         300,000                 0                   0.0%
Robert C. Ryan             33,333          33,333                 0                   0.0%
Roberds-Johnson (10)       83,333          83,333                 0                   0.0%
  Industries

-----------------------

(*) Assumes no sales are effected by the Selling Stockholders during the offering period other than pursuant to this Registration Statement.

(1) Except as set forth below, no Selling Stockholder has held any position or office, or has had any material relationship with the Company or any of its affiliates within the past three years:

(2) James S. Percell is a principal stockholder of the Company, Director and Chief Executive Officer of the Company.

(3)      Robin M. Pate is a member of the Board of Directors of the Company.

(4)      Kelly Trimble is a principal stockholder of the Company.

(5)      Allen Trevino is a former director of the Company.

(6) Robert D. Axelrod is presently the Company's legal advisor for securities matters.

(7) Robin Allen Pate is the son of Robin M. Pate, a member of the Board of Directors of the Company.

(8)      Keith Biesinger was formerly the Company's legal advisor.

(9) Roberds-Johnson Industries fabricates ITD Units for the Company, and is the principal supplier of fabrication services to the Company.

(10) Kathy Carter, President of the Company's Transfer Agent is a beneficiary of KGB Family Ltd. Partnership.



         Each Selling Stockholder represented in connection with their original acquisition of the Debentures that they were acquiring the Debentures with no present intention of effecting a distribution of such Debentures or the Common Stock into which the Debentures may be converted. However, in recognition of the fact that the Company is registering the shares of Common Stock underlying the Debentures, Selling Stockholders, even though originally acquiring the Debentures without a view to distribution of such Common Stock, may be legally permitted to sell their shares when they deem appropriate. The Company, however, retained the right to cause a mandatory conversion of the Debentures at such time as the shares of Common Stock became registered and at such time as the Company became an Exchange Act reporting company. Pursuant to the Company's right under the Debentures, the Company has filed with the SEC under the Act a Registration Statement on Form SB-2, of which this Prospectus forms a part, with respect to the sale of the shares of Common Stock from time to time in the over-the-counter market, on any national or regional securities exchange on which the Common Stock may be listed or traded, or in privately negotiated transactions and will file the appropriate documents with the SEC to become an Exchange Act reporting company. See, Plan of Distribution.

                           DESCRIPTION OF SECURITIES

         The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, $0.001 par value, and 10,000,000 shares of preferred stock $0.001 par value ("Preferred Stock"). As of the date of this Prospectus, the Company has outstanding 6,854,828 shares of Common Stock and there are no shares of Preferred Stock outstanding.

         The following summary description of the securities of the Company is qualified in its entirety by reference to the Articles of Incorporation ("Articles") of the Company, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. See, Additional Information.

COMMON STOCK

         The holders of Common Stock are entitled to one vote per share with respect to all matters required by law to be submitted to stockholders of the Company. The holders of Common Stock have the sole right to vote, except as otherwise provided by law or by the Articles, including provisions governing any Preferred Stock. The Common Stock does not have any cumulative voting, preemptive, subscription or conversion rights. Election of directors and other general stockholder action requires the affirmative vote of a majority of shares represented at a meeting in which a quorum is represented. The outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be, upon payment therefor as contemplated herein, validly issued, fully paid and non-assessable.

         Subject to the rights of any outstanding shares of Preferred Stock, the holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the affairs of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment or provision for all liabilities and any preferential liquidation rights of any Preferred Stock then outstanding.

PREFERRED STOCK

         The Company is authorized to issue 10,000,000 shares of Preferred Stock, par value $0.001, of which 500,000 shares have been designated as Series A Convertible Preferred Stock. As of the date hereof, there are no shares of Preferred Stock issued and outstanding. The Articles provide that the Board of Directors is authorized, without action by the holders of the Common Stock, to provide for the issuance of the authorized but unissued shares of Preferred Stock in one or more series, to establish the number of shares to be included in each series and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. This includes, among other things, voting rights, conversion privileges, dividend rates, redemption rights, sinking fund provisions and liquidation rights which shall be superior to the Common Stock. The issuance of one or more series of the Preferred Stock could adversely affect the voting power of the holders of the Common Stock and could have the effect of discouraging or making more difficult any attempt by a person or a group to attain control of the Company. The Company has no present plans to issue any shares of Preferred Stock.

         Series A Convertible Preferred Stock. If issued, the Series A Convertible Preferred Stock will be entitled to (i) a preference of $2.50 per Share upon liquidation, (ii) one vote per Share on all matters to be considered by the Shareholders, and (iii) equal participation with the Common Stock in any dividends declared by the Company. The Series A Convertible Preferred Stock is convertible at the option of the holder into shares of the Company's Common Stock on a one-for-one basis.

10% CONVERTIBLE DEBENTURES

         General. The Company currently has outstanding $1,110,000 principal face amount of 10% Convertible Debentures due December 31, 2000. The Debentures are unsecured, subordinated, general obligations of the Company, which bear interest at the rate of 10% per annum payable semi-annually on December 1 and June 1 each year to record holders as of November 15 or May 15 immediately preceding the interest payment date. Principal and interest on the Debentures is payable at, and the Debentures are convertible at, the office or agency of
the Company.   No provision in the Debentures affects the Company's obligation to pay interest and principal when due.

         Conversion Of Debentures Into Common Stock. The Debentures contain certain conversion rights. The Debentures and any accrued and unpaid interest automatically and mandatorily convert into Common Stock at the rate of $0.60 per share, subject to adjustment as described below, in the event the Company effectively registers its securities under the Exchange Act and effectively registers the shares of Common Stock underlying the Debentures with the SEC. The Company has filed a Registration Statement of which this Prospectus forms a part, and which will cause the registration of the shares of Common Stock underlying the mandatory conversion feature of the Debentures. In addition, the Company will register its securities under the Exchange Act. The result of these actions by the Company will be to cause the mandatory conversion of the Debentures.

         A Debenture holder has the voluntary right to convert all or any portion of the principal amount of the Debentures plus any accrued and unpaid interest into shares of Common Stock at any time prior to maturity, unless earlier redeemed or converted, at the conversion price of $0.60 per share, subject to adjustments as described below. The right to convert the Debentures terminates at the close of business on the business day prior to the redemption date for the Debentures unless the Company fails to pay the applicable redemption price.

         In the case of any Debenture which has been voluntarily or mandatorily converted after a record date, but on or before the next interest payment date, interest due on such interest payment date is payable on the interest payment date not withstanding a conversion. The interest will be payable to a holder in cash on the interest payment date unless, prior to such date, the holder notifies the Company in writing to convert such interest into shares of Common Stock at the conversion price of $0.60 per share. No fractional shares will be issued upon conversion, but, in lieu thereof, an appropriate amount will be paid in cash by the Company.

         The Company may stop or prevent the transfer of Common Stock issuable upon a conversion for a period not to exceed 60 days if the Company files a registration statement, or if the Company believes that a holder has material non-public information.

         Adjustment. The Conversion Price is subject to adjustment upon the occurrence of certain events including: (a) any dividend or other distribution payable in Common Stock on any class of securities of the Company; (b) any exercise or conversion by holders of any rights, options, or other exercisable securities entitling them to subscribe for or purchase Common Stock at a price per share resulting in the aggregate consideration for each additional share of Common Stock being less than the conversion price of the Debentures; (c) any subdivision, combination, or reclassification of Common Stock, and (d) any sale of additional shares of Common Stock for cash or other consideration which is less than the conversion price.

         Effect of Reclassification. In the case of any reclassification, consolidation or merger of the Company, each Debenture outstanding will, without the consent of the holder, become convertible into only the kind and amount of securities, cash or property receivable upon such reclassification, consolidation or merger, into which the Debentures were convertible immediately prior thereto, giving effect to any adjustment.

         The Debentures provide that the Company will not consolidate or merge unless the Company is the surviving entity or the surviving entity is incorporated in the United States, or in any state, or the District of Columbia, and expressly assumes by supplemental agreement all of the obligations of the Company in connection with the Debentures. Upon such consolidation or merger, the Company will be released from its obligation except as to obligations that arise from the transaction. The successor entity will be substituted for the Company.

         Redemption. The Debentures are subject to optional redemption by the Company upon not less than 30 days notice nor more than 60 days notice at 102% of principal face amount if redeemed prior to December 1, 1996, and 100% of the principal face amount if redeemed thereafter, plus accrued interest and unpaid interest to the redemption date.

         If less than all Debentures are redeemed at any one time, a pro rata selection of Debentures to be redeemed will be made by the Company.

         Event of Default. Debenture holders have certain rights upon default as defined in the Debenture. Prior to any acceleration of maturity under these rights a majority of holders may waive any default except a default which has not yet occurred, and except with respect to any Debenture provision that cannot be changed without consent of the holder. The Debentures are subordinated to all existing and future indebtedness of the Company. Holders of senior indebtedness are entitled to receive priority in any distribution upon dissolution, winding up, total or partial liquidation or reorganization of the Company, whether involuntary or voluntary, bankruptcy, receivership, or upon assignment for the benefit of creditors.

         No Personal Liability of Shareholders, Directors, or Officers. No shareholder, director, or officer of the Company has any personal liability with respect to the Debentures by reason of his or its status as such shareholder, director, or officer.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the Common Stock is Colonial Stock Transfer Company. Its address is 440 East 400 South, Suite 100, Salt Lake City, Utah 84111; (801) 355-5740.

                        SHARES ELIGIBLE FOR FUTURE SALE

         Possible or actual sales of a substantial number of shares of Common Stock by the Selling Stockholders in this Offering could have a negative impact on the market price of the Common Stock of the Company. Further, the Company does not anticipate engaging an Underwriter to assist in a distribution of shares of Common Stock on behalf of the Selling Stockholders who sell shares of Common Stock to be registered in this Offering. All 2,220,000 shares of Common Stock included in this Registration Statement become immediately transferable. The availability of public trading for such a large number of shares may have an adverse effect on the trading prices of the Common Stock. Accordingly, there is no assurance that shareholders will be able to sell the shares of Common Stock for any particular price.

         In addition, of the 6,854,828 shares of the Company's Common Stock outstanding as of the date of this Prospectus, approximately 3,860,474 shares are restricted securities as that term is defined in Rule 144 adopted under the Act ("Restricted Securities"). Rule 144 governs resales of Restricted Securities for the account of any person, other than an issuer, and restricted and unrestricted securities for the account of an "affiliate" of the issuer. Restricted securities generally include any securities acquired directly or indirectly from an issuer or its affiliates which were not issued or sold in connection with a public offering registered under the Securities Act. An affiliate of the issuer is any person who directly or indirectly controls, is controlled by, or is under common control with, the issuer. Affiliates of the Company may include its directors, executive officers, and persons directly or indirectly owning 10% or more of the outstanding Common Stock. Under Rule 144 unregistered resales of restricted Common Stock cannot be made until it has been held for two years from the later of its acquisition from the Company or an affiliate of the Company. Thereafter, shares of Common Stock may be resold without registration subject to Rule 144's volume limitation, aggregation, broker transaction, notice filing requirements, and requirements concerning publicly available information about the Company ("Applicable Requirements"). Resales by the Company's affiliates of restricted and unrestricted Common Stock are subject to the Applicable Requirements. The volume limitations provide that a person, or persons who must aggregate their sales, cannot, within any three-month period, sell more than the greater of (i) one percent of the then outstanding shares, or (ii) the average weekly reported trading volume during the four calendar weeks preceding each such sale. A person who is not deemed an "affiliate" of the Company and who has beneficially owned shares for at least three years would be entitled to sell such shares under Rule 144 without regard to the Applicable Requirements. The Company believes that approximately 845,300 shares of Common Stock have been held for more than three years, and therefore may be sold by non-affiliates without limitation.

         No prediction can be made as to the effect, if any, that sales of shares of Common Stock or the availability of such shares for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market would likely have a material adverse effect on prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.

                                 LEGAL MATTERS

         The validity of the issuance of the shares of Common Stock offered by the Company will be passed upon for the Company by Axelrod, Smith & Kirshbaum, an Association of Professional Corporations, Houston, Texas. Robert D. Axelrod owns $10,000 of Debentures and will receive 16,666 shares of Common Stock upon the mandatory conversion of the Debentures. Mr. Axelrod presently owns 6,000 shares of Common Stock of the Company.



                                    EXPERTS

         The Consolidated Balance Sheet of the Company as of December 31, 1995 and the related Consolidated Statements of Operations, Stockholders' Equity and Cash Flow for the year then ended have been audited by Ham, Langston & Brezina, L.L.P., independent auditors, as set forth in their report, incorporated by reference herein, in reliance upon such report and the authority of Ham, Langston & Brezina L.L.P. as experts in accounting and auditing. The Consolidated Statements of Operations, Stockholders' Equity and Cash
Flow for the year ended December 31, 1994 have been audited by Randy Simpson, C.P.A., P.C., independent auditor, as set forth in the report, incorporated by reference herein, in reliance upon such report and the authority of Randy Simpson, C.P.A., P.C., an expert in accounting and auditing.

                 ENVIRONMENTAL SAFEGUARDS, INC. AND SUBSIDIARY

                               ---------------

                       CONSOLIDATED FINANCIAL STATEMENTS

                     WITH REPORT OF INDEPENDENT ACCOUNTANTS

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

                 [HAM, LANGSTON & BREZINA, L.L.P. LETTERHEAD]


                       REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and Stockholders
Environmental Safeguards, Inc.


We have audited the accompanying consolidated balance sheet of Environmental Safeguards, Inc. and Subsidiary as of December 31, 1995, and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of the Company as of and for the year ended December 31, 1994, before restatement, were audited by another auditor whose report dated March 11, 1995, expressed an unqualified opinion on those statements.

We also audited the adjustments described in Note 2 that were applied to restate the 1994 financial statements. In our opinion, such adjustments are appropriate and have been properly applied.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Environmental Safeguards, Inc. and Subsidiary as of December 31, 1995, and the consolidated results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

The Accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 14 to the financial statements, the Company has suffered recurring losses from operations and as of December 31, 1995, has a net working capital deficiency and a net equity deficiency that raise substantial doubt about

Environmental Safeguards, Inc.
Page 2


its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 14. The financial statements do not include any adjustment that might result from the outcome of this uncertainty.


/s/ HAM, LANGSTON & BREZINA L.L.P.


Houston, Texas
March 24, 1996, except for Notes 6, 13 and 14, as to which the date is October 22, 1996

                 ENVIRONMENTAL SAFEGUARDS, INC. AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS
                               DECEMBER 31, 1995

                               ---------------


     ASSETS
     ------
Current assets - cash and cash equivalents                                     $  194,388
                                                                               ----------

    Total current assets                                                          194,388

Property and equipment, net                                                        18,240

Investment in joint venture                                                       105,462
                                                                               ----------

      Total assets                                                             $  318,090
                                                                               ==========



LIABILITIES AND STOCKHOLDERS' DEFICIT
-------------------------------------

Current liabilities:
  Notes payable and current maturities of
    long-term debt                                                             $  233,517
  Accounts payable                                                                215,116
  Accounts payable to joint venture                                                 9,362
  Accrued liabilities                                                             165,937
                                                                               ----------

    Total current liabilities                                                     623,932
                                                                               ----------

Commitments and contingencies (Notes 1, 4, 6,
  11, 13, 14 and 15)

Stockholders' deficit:
  Common stock; $.001 par value, 50,000,000 shares
    authorized; 5,551,450 shares issued and
    outstanding at December 31, 1995, giving
    retroactive effect to ten for one stock split
    on January 24, 1996                                                             5,551
  Unissued common stock                                                            50,000
  Additional paid-in capital                                                    2,448,744
  Accumulated deficit                                                          (2,810,137)
                                                                               ----------

    Total stockholders' deficit                                                  (305,842)
                                                                               ----------

      Total liabilities and stockholders' deficit                              $  318,090
                                                                               ==========





                     The accompanying notes are an integral
                      part of these financial statements.

                 ENVIRONMENTAL SAFEGUARDS, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

                               ---------------

                                                                                                      1994
                                                                                                  (AS RESTATED
                                                                             1995                  SEE NOTE 2)
                                                                          -----------             -------------
Income:
  Service revenue                                                         $    53,345             $   731,311
  Income from investment in
    joint venture                                                              63,052                    -
                                                                          -----------             -----------

    Total income                                                              116,397                 731,311

Costs and expenses:
  Operational and general                                                     522,833                 867,447
  Depreciation and amortization                                                58,563                  87,403
  Stock bonus to key employees                                                   -                    414,200
  Interest expense                                                             13,397                  25,867
  Research and development                                                       -                      8,536
  Provision for reduction in
    carrying value of certain
    assets                                                                    737,217                   5,831
                                                                          -----------             -----------

    Total costs and expenses                                                1,332,010               1,409,284
                                                                          -----------             -----------

Net loss                                                                  $(1,215,613)            $  (677,973)
                                                                          ===========             ===========

Weighted average shares
  outstanding, giving retro-
  active effect to ten for
  one stock split on
  January 24, 1996                                                          4,709,520               3,203,520
                                                                          ===========             ===========

Net loss per common share                                                 $     (0.26)            $     (0.21)
                                                                          ===========             ===========





                     The accompanying notes are an integral
                      part of these financial statements.

                 ENVIRONMENTAL SAFEGUARDS, INC. AND SUBSIDIARY
            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

                               ---------------

                                                                       PREFERRED  STOCK               COMMON  STOCK
                                                                    -----------------------      -----------------------
                                                                      SHARES         AMOUNT        SHARES        AMOUNT
                                                                    -----------      ------      ----------     --------
Balance at January 1, 1994, as previously stated                        296,170      $  296       2,818,074       $2,818

Prior period adjustment to properly record
  stock issued as compensation (See Note 2)                                -           -               -            -
                                                                    -----------      ------     -----------     --------

Balance at January 1, 1994, as restated
  (See Note 2)                                                          296,170         296       2,818,074        2,818

Common stock issued in exchange for services at
  the estimated fair value of the services
  received                                                                 -           -             59,429           59

Common stock issued in repayment of a loan from
  a director, based upon original loan proceeds
  (See Note 2)                                                             -           -             75,000           75

Common stock issued for cash at $3.00 per share                            -           -              9,500           10

Common stock issued as compensation to key em-
  ployees, at estimated fair value of $0.38 per
  share (See Note 2)                                                       -           -          1,090,000        1,090

Net loss for the year ended December 31, 1994,
  as restated (See Note 2)                                                 -           -               -            -
                                                                    -----------      ------     -----------     --------

Balances at December 31, 1994, as restated
  (See Note 2)                                                          296,170         296       4,052,003        4,052

Common stock issued for cash at $1.00 per share                            -           -            300,000          300

Common stock issued in exchange for services,
  at estimated fair value of $1.00 per share                               -           -             10,820           11

Preferred stock converted to common stock on
  a three for one basis prior to reverse stock
  split                                                                (243,949)       (244)        731,847          732

Reverse one for ten stock split                                         (46,999)        (47)     (4,585,214)      (4,585)

Common stock issued for cash subsequent to re-
  verse one for ten stock split, at $8.00 per
  share                                                                    -           -             30,000           30

Common stock for which cash was received but
  shares were not issued at year end                                       -           -               -            -

Preferred stock converted to common stock on
  a three for one basis subsequent to reverse
  stock split                                                            (5,222)         (5)         15,667           15

Net loss for the year ended December 31, 1995                              -           -               -            -

Retroactive effect of ten for one stock split
  on January 26, 1996                                                      -           -          4,996,327        4,996
                                                                    -----------      ------     -----------     --------

Balances at December 31, 1995                                              -         $ -          5,551,450       $5,551
                                                                    ===========      ======     ===========     ========





                     The accompanying notes are an integral
                      part of these financial statements.

                 ENVIRONMENTAL SAFEGUARDS, INC. AND SUBSIDIARY
            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

                               ---------------

                                                                                             RETAINED
                                                              UNISSUED     ADDITIONAL        EARNINGS
                                                               COMMON       PAID-IN        (ACCUMULATED
                                                               STOCK        CAPITAL          DEFICIT)          TOTAL
                                                              --------     ----------      ------------     -----------
Balance at January 1, 1994, as previously
  stated                                                      $   -        $  890,477      $  (438,939)     $  454,652

Prior period adjustment to properly record
  stock issued as compensation (See Note 2)                       -           477,612         (477,612)           -
                                                              --------     ----------      -----------      ----------

Balance at January 1, 1994, as restated
  (See Note 2)                                                    -         1,368,089         (916,551)        454,652

Common stock issued in exchange for services
  at the estimated fair value of the services
  received                                                        -            44,513             -             44,572

Common stock issued in repayment of a loan
  from a director, based upon original loan
  proceeds (See Note 2)                                           -            44,925             -             45,000

Common stock issued for cash at $3.00 per share                   -            28,490             -             28,500

Common stock issued as compensation to key em-
  ployees, at estimated fair value of $0.38 per
  share (See Note 2)                                              -           413,110             -            414,200

Net loss for the year ended December 31, 1994,
  as restated (See Note 2)                                        -              -            (677,973)       (677,973)
                                                              --------     ----------      -----------      ----------

Balances at December 31, 1994, as restated
  (See Note 2)                                                    -         1,899,127       (1,594,524)        308,951

Common stock issued for cash at $1.00 per share                   -           299,700             -            300,000

Common stock issued in exchange for services,
  at estimated fair value of $1.00 per share                      -            10,809             -             10,820

Preferred stock converted to common stock on
  a three for one basis prior to reverse stock
  split                                                           -              (488)            -               -

Reverse one for ten stock split                                   -             4,632             -               -

Common stock issued for cash subsequent to re-
  verse one for ten stock split, at $8.00 per
  share                                                           -           239,970             -            240,000

Common stock for which cash was received but
  shares were not issued at year end                            50,000           -                -             50,000

Preferred stock converted to common stock on
  a three for one basis subsequent to reverse
  stock split                                                     -               (10)            -               -

Net loss for the year ended December 31, 1995                     -              -          (1,215,613)     (1,215,613)

Retroactive effect of ten for one stock split
  on January 26, 1996                                             -            (4,996)            -               -
                                                              --------     ----------      -----------      ----------

Balances at December 31, 1995                                 $ 50,000     $2,448,744      $(2,810,137)     $ (305,842)
                                                              ========     ==========      ===========      ==========





                     The accompanying notes are an integral
                      part of these financial statements.

                 ENVIRONMENTAL SAFEGUARDS, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

                               ---------------

                                                                                   1994
                                                                               (AS RESTATED
                                                             1995               SEE NOTE 2)
                                                          -----------          -------------
Cash flows from operating activities:
  Net loss                                                $(1,215,613)         $ (677,973)
  Adjustment to reconcile net loss to net cash
    provided by (used in) operating activities:
    Common and preferred stock issued in
      exchange for services                                    10,820             458,772
    Income from investment in joint venture                   (63,052)               -
    Provision for reduction in carrying value
      of certain assets                                       737,217               5,831
    Depreciation expense                                       58,563              80,296
    Amortization expense                                         -                  7,107
    Changes in operating assets and liabilities:
      Decrease (increase) in accounts receivable               41,329             276,885
      Increase (decrease) in accounts payable                  (3,859)           (141,916)
      Increase in accrued liabilities                          66,132              99,805
      Increase (decrease) in deferred revenue                    -                (26,500)
                                                          -----------          ----------

          Net cash provided by (used in operating
            activities                                       (368,463)             82,307
                                                          -----------          ----------

Cash flows from investing activities:
  Capital expenditures                                        (46,067)           (141,027)
  Investment in joint venture                                 (33,048)               -
                                                          -----------          ----------

          Net cash used in investing activities               (79,115)           (141,027)
                                                          -----------          ----------

Cash flows from financing activities:
  Proceeds from notes payable                                 180,004             127,091
  Repayment of notes payable                                 (137,649)            (45,550)
  Proceeds from sale of common stock and unissued
    common stock                                              590,000              28,500
  Repayment of long-term debt                                 (69,437)               -
                                                          -----------          ----------

          Net cash provided by financing activities           562,918             110,041
                                                          -----------          ----------

Net increase in cash and cash equivalents                     115,340              51,321

Cash and cash equivalents, beginning of year                   79,048              27,727
                                                          -----------          ----------

Cash and cash equivalents, end of year                    $   194,388          $   79,048
                                                          ===========          ==========

Supplemental disclosure of cash flow information:

  Cash paid for interest expense                          $     9,335          $   25,867
                                                          ===========          ==========




                     The accompanying notes are an integral
                      part of these financial statements.

                 ENVIRONMENTAL SAFEGUARDS, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               ---------------

1.    ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

      Environmental Safeguards, Inc. ("ESI") was incorporated under the laws of the state of Nevada on December 30, 1985 as Cape Cod Investment Company. The Company adopted its present name on May 17, 1993 concurrently with its reverse acquisition of National Fuel and Energy, Inc. ("NFE"), a Wyoming corporation. In these financial statements, the Company and its wholly owned subsidiary, NFE, are collectively referred to as the "Company".

      The Company is engaged in the business of developing, marketing and providing environmental remediation technologies and services. To date, the primary service offered by the Company has been the remediation of soil contaminated by oil based drilling mud, fuel spills, leaking underground storage tanks and other sources of hydrocarbon contamination. The Company's primary customers have generally been multinational energy companies operating in the Western United States; however, the Company is making efforts to broaden the geographical scope of its operations.

      Following is a summary of the Company's significant accounting policies:

      PRINCIPLES OF CONSOLIDATION

      These consolidated financial statements include the accounts of ESI and its wholly-owned subsidiary, NFE. All significant intercompany transactions have been eliminated.

      CASH EQUIVALENTS

      For purposes of reporting cash flows, the Company considers all short-term investments with an original maturity of three months or less to be cash equivalents.

      PROPERTY AND EQUIPMENT

      Property and equipment are recorded at cost and are depreciated over their estimated useful lives using the straight-line method for financial reporting purposes and accelerated methods for tax reporting purposes. The cost and related accumulated depreciation of property and equipment retired or otherwise disposed of are removed from the accounts and any gain or loss is currently recognized in the statement of operations. Maintenance, repairs and minor renewals necessary to maintain property and equipment in normal operating condition are expensed as incurred. Renewals and improvements that extend the useful life or increase the value of an asset are capitalized.


                                   Continued

                 ENVIRONMENTAL SAFEGUARDS, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

                               ---------------

1.    ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

      PROPERTY AND EQUIPMENT, CONTINUED

      The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to be Disposed Of. SFAS No. 121 requires that long-lived assets to be held and used by an entity be reviewed for impairment whenever events or changes indicate that the net book value of the asset may not be recoverable. An impairment loss is recognized if the sum of expected future cash flows from the use of the asset is less than the net book value of the asset.

      INVESTMENT IN JOINT VENTURE

      The Company's investment in a joint venture is accounted for using the equity method.

      INCOME TAX

      The Company uses the liability method of accounting for income taxes. Under the liability method, deferred income taxes are recorded to reflect the tax consequences on future years of temporary differences between the tax basis of assets and liabilities and their financial amounts at year-end.

      The Company files a consolidated corporation federal income tax return as a C corporation. ESI's S corporation status was terminated upon its merger with NFE (See Note 4). Prior to the merger, based on an election by the stockholders, ESI was taxed as a Subchapter S corporation as provided for in the Internal Revenue Code. As a Subchapter S corporation, income and deductions of ESI were passed through to and reported by ESI's individual stockholders and no provision for federal income taxes was recognized by ESI.

      EARNINGS PER COMMON SHARE

      The computation of primary earnings per common and common equivalent share is based on the weighted average number of outstanding common shares and additional shares assuming the exercise of stock options in periods where such exercise is dilutive. The inclusion of additional shares resulting from exercise of stock options, less the number of treasury shares assumed to be purchased using the average market price of the Company's common stock, would have been anti-dilutive in all years presented. Fully diluted earnings per common share are not disclosed because in all years presented the inclusion of additional shares assuming the conversion of Series A Convertible Preferred Stock would have been anti-dilutive.


                                   Continued

                 ENVIRONMENTAL SAFEGUARDS, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

                               ---------------

1.    ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

      ESTIMATES

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      RECLASSIFICATIONS

      Certain amounts presented in the financial statements as of December 31, 1994 have been reclassified to conform to the presentation used in 1995.


2.    PRIOR PERIOD ADJUSTMENT

      In April 1993, the Company entered into agreements (the "Operating Agreements") which established outside operators for the Company's soil reclamation units. The Operating Agreements were made effective retroactive to 1992 and, upon payment of an appointment fee of $125,000 to $200,000, provided each operator the authority to operate one of the Company's soil reclamation units for a period which extended from the effective date of the Operating Agreements to December 31, 2002. The Company encountered difficulties providing proven reclamation units to the operators and in September of 1993 entered into agreements which terminated the Operating Agreements in exchange for common stock.

      During the year ended December 31, 1994 the Company issued common and preferred stock to facilitate the cancellation of the Operating Agreements and to provide compensation for services performed by certain key employees. The issuance of such stock was not consistently accounted for but was generally recorded at par value in the Company's audited financial statements. Generally accepted accounting principles require that common or preferred stock issued as consideration for cancellation of agreements or as compensation, be recorded at the estimated fair value of the stock issued (or at the fair value of the consideration received or services provided if such value is more readily determinable). Management has determined that restricted common stock issued as compensation for services during the years ended December 31, 1994 had an estimated fair value of $0.38/share.




                                   Continued

                 ENVIRONMENTAL SAFEGUARDS, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

                               ---------------

2.    PRIOR PERIOD ADJUSTMENT, CONTINUED

      The effect of correcting this error in application of generally accepted accounting principles on the Company's financial statement for the year ended December 31, 1994 is shown below. There was no resulting impact on assets, liabilities, working capital or total stockholders' equity (deficit) at December 31, 1994.

      Increase to beginning accumulated
      deficit                                                       $ (477,612)
      Increase in net loss                                            (413,110)
      Increase in common and preferred
        stock and additional paid-in
        capital                                                        890,722
                                                                    ----------

                                                                    $     -
                                                                    ==========

      Increase in net loss per common share
        giving retroactive effect to ten for
        one stock split on January 24, 1996                         $    (0.13)
                                                                    ==========


3.    NON-CASH INVESTING AND FINANCING ACTIVITIES

      During the years ended December 31, 1995 and 1994, the Company engaged in various non-cash investing and financing activities as follows:

                                                       1995            1994
                                                     --------        --------
      Increased investment in a joint
        venture by assuming accounts
        payable of the joint venture                 $  9,362

      Issued 75,000 shares of common
        stock to repay a $45,000 note
        payable to a director.  At
        issuance the stock was valued
        at $0.60 per share                                           $ 45,000





                                   Continued

                 ENVIRONMENTAL SAFEGUARDS, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

                               ---------------

4.    CONCENTRATIONS OF CREDIT RISK

      Financial instruments which subject the Company to concentrations of
      credit risk include cash and accounts receivable.   The Company maintains
      its cash in banks selected based upon management's assessment of the banks' financial stability. Balances periodically exceed the $100,000 federal depository insurance limit; however, the Company has not experienced any losses on deposits. Accounts receivable generally arise from sales of services to multinational energy companies operating in the United States. Collateral is generally not required for credit granted.


5.    PROPERTY AND EQUIPMENT

      Property and equipment at December 31, 1995 consists of the following:

        Equipment                                          $ 36,502
        Accumulated depreciation                            (18,262)
                                                           --------

                                                           $ 18,240
                                                           ========

      During 1995, management reviewed all equipment for impairment of value and made the decision to write down and sell for scrap existing units used in soil remediation. Management's decision was based upon the development of new units with greater capacity and efficiency which are being used in the Company's joint venture with Parker Drilling Company (See Note 6). The $737,217 provision for reduction in carrying value of certain assets in the accompanying consolidated statement of operations reflects the impact of management's decision on both property and equipment and certain other assets.


6.    INVESTMENT IN JOINT VENTURE

      Effective January 1, 1995, the Company entered into an exclusive marketing agreement with Parker Drilling Company ("PDC") under which PDC was appointed as the Company's sole marketing representative for the services of the Company's soil remediation system and proprietary processes for use in the reclamation of hydrocarbons from drill cuttings. The geographical scope of the agreement extended to the continental United States and Alaska and many countries which have significant energy-related industries.





                                   Continued

                 ENVIRONMENTAL SAFEGUARDS, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

                               ---------------

6.    INVESTMENT IN JOINT VENTURE, CONTINUED

      Effective August 1, 1995, the Company and PDC entered into a joint venture agreement (the "Agreement") to provide services previously provided under the exclusive marketing agreement described in the previous paragraph. Accordingly, Onsite Technology, L.L.C. (the "Venture") was formed under the Oklahoma Limited Liability Company Act. Pursuant to the Agreement, as amended, the Company granted to the Venture certain exclusive licenses to use the technologies included in the remediation units and the proprietary processes for on location soil remediation in the United States and in certain foreign countries. PDC has agreed to actively market and promote the services of the Venture through specific actions described in the Agreement. Expenses associated with such promotional activities will be borne by PDC until July 31, 1996. The Company intends to conduct substantially all of its future business operations, related to its indirect thermal desorption soil remediation system and proprietary process, through the Venture.

      Under the terms of the Agreement the Company and PDC each own a 50% interest in the assets, liabilities, capital and profits of the Venture. Each member initially made capital contributions of $1,000 to the Venture and may be required to make additional capital contributions, if funds are needed to enable the Venture to conduct its business. The Venture will continue to operate until January 1, 2025, unless such date is changed as provided for in the Agreement.

      Following is summarized financial information of the Venture as of December 31, 1995 and for the period from inception, August 1, 1995, to December 31, 1995:

      BALANCE SHEET

           ASSETS
           ------

      Cash                                                     $ 16,190
      Accounts receivable                                       259,200
      Accounts receivable from Venturers                         14,548
          Other current assets                                      500
                                                               --------

        Total current assets                                    290,438

      Property and equipment, net                               692,783
                                                               --------

          Total assets                                         $983,221
                                                               ========



                                   Continued

                 ENVIRONMENTAL SAFEGUARDS, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

                               ---------------

6.    INVESTMENT IN JOINT VENTURE, CONTINUED

             LIABILITIES AND VENTURERS' CAPITAL
             ----------------------------------

             Accounts payable                                   $ 64,573
             Accounts payable to a related party                 707,724
                                                                --------

               Total current liabilities                         772,297

             Venturers' capital                                  210,924
                                                                --------

                 Total liabilities and venturers'
                   capital                                      $983,221
                                                                ========


             STATEMENT OF OPERATIONS
             -----------------------

             Revenue                                            $272,700

             Operating expenses                                 (131,655)

             Depreciation                                        (14,941)
                                                                --------

               Net income                                       $126,104
                                                                ========

      The accounts payable to a related party represents amounts due to a subsidiary of PDC that constructed the Venture's first soil reclamation unit. The Company could be required to make capital contributions to pay its share of the unit's cost. Additionally, subsequent to year end, the Venture took delivery of an additional new soil reclamation unit at an approximate manufactured cost of $950,000. In September 1996 the Venture awarded contracts for four additional units at a total cost of approximately $4,000,000. Accordingly, the Company will be required to make capital contributions to the Venture of approximately $2,000,000, representing its share of the purchase obligation.





                                   Continued

                 ENVIRONMENTAL SAFEGUARDS, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

                               ---------------

7.    NOTES PAYABLE AND LONG-TERM DEBT

      Notes payable and long-term debt at December 31, 1995 consists of the following:

      Note payable to a director/stockholder of
        the Company, with a stated interest rate
        of 9% per year and originally due on
        demand.  This note was uncollateralized
        and subsequent to December 31, 1995, was
        repaid through the issuance of common
        stock (See Note 13).                                 $ 50,004

      Note payable to a former owner of a distri-
        butorship bearing interest at 9% per year
        with principal and interest payable in
        monthly installments of $6,353 through
        April, 1996.  This note is collateralized
        by certain equipment.                                  26,013

      Note payable to a director/stockholder,
        with a stated interest rate of 9% per year
        and originally payable based upon a per-
        centage of equity capital raised
        subsequent to August 1994.  This note
        was uncollateralized and subsequent to
        December 31, 1995 was repaid through the
        issuance of common stock (See Note 13).                62,500

      Notes payable to director/stockholders
        bearing interest at 8.75% per year and
        due in January 1996.  These notes are
        uncollateralized and were fully repaid
        subsequent to year end.                                95,000
                                                             --------

          Total notes payable and long-term debt             $233,517
                                                             ========

      The weighted average interest rate on short term notes payable was 9% at December 31, 1995. No interest expense was accrued or paid on the $50,004 and $62,500 notes shown above. These notes were repaid through issuance of common stock subsequent to year end (See Note 13) and represented debt to related parties who elected to waive payment of accrued interest which would have otherwise totaled approximately $10,000 at December 31, 1995.





                                   Continued

                 ENVIRONMENTAL SAFEGUARDS, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED



8.    ACCRUED LIABILITIES

      Accrued liabilities at December 31, 1995 consist of the following:

           Accrued salaries and wages                 $163,875
           Accrued interest expense                      2,062
                                                      --------

                                                      $165,937
                                                      ========

      The accrued salaries and wages balances resulted from claims that arose for wages during the period from January 1, 1993 to December 31, 1995. This liability was settled through issuance of common stock subsequent to year-end (See Note 13).


9.    INCOME TAX

      The composition of deferred tax assets and the related tax effects at December 31, 1995 are as follows:

        Benefit from carryforward of net
          operating losses                                  $793,276

        Less valuation allowance                            (793,276)
                                                            --------

          Net deferred tax asset                            $   -
                                                            ========

      The difference between the income tax benefit in the accompanying statement of operations and the amount that would result if the U.S. Federal statutory rate of 34% were applied to pre-tax loss is as follows:

                                                  1995                     1994
                                          --------------------    ---------------------
                                                    PERCENTAGE               PERCENTAGE
                                                    OF PRE-TAX               OF PRE-TAX
                                           AMOUNT      LOSS        AMOUNT       LOSS
                                          --------  ----------    --------   ----------
      Benefit for income tax at
        federal statutory rate            $413,308      34%       $230,510       34%
      Non deductible compensation
        expense                               -        -          (144,282)     (21%)
      Increase in valuation
        allowance                         (413,308)    (34%)      ( 86,228)     (13%)
                                          --------    -----       --------     -----

          Total                           $   -         -         $   -          -
                                          ========   ======       ========     =====





                                   Continued

                 ENVIRONMENTAL SAFEGUARDS, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

                               ---------------

9.    INCOME TAX, CONTINUED

      At December 31, 1995, for federal income tax and alternative minimum tax reporting purposes, the Company has approximately $2,300,000 of unused net operating losses available for carryforward to future years. The benefit from carryforward of such net operating losses will expire in various years between 2001 and 2010. The benefit from utilization of net operating loss carryforwards could be subject to limitations if significant ownership changes occur in the Company.


10.   STOCKHOLDERS' EQUITY (DEFICIT)

      During the years ended December 31, 1995 and 1994, the Company and its stockholders made certain significant changes to the Company's equity accounts and capital structure as follows:

      SERIES A CONVERTIBLE PREFERRED STOCK

      The Company has authorized 500,000 shares of serial preferred stock and during the year ended December 31, 1993 the Company issued 296,170 shares of Series A Convertible Preferred stock. Series A Preferred Stock is noncumulative, has voting rights of one vote per share, and is convertible to common stock on a share for share basis. All outstanding shares of Series A preferred stock originally contained a provision by which they were automatically converted to common stock on December 31, 1995. However, on June 26, 1995 the Company's board of directors adopted a three for one conversion of all outstanding preferred stock to common stock.

      COMMON STOCK

      In June 1995, the Company effected a one for ten reverse stock split because management believed that such a split would improve the market price of the Company's common stock.

      UNISSUED COMMON STOCK

      During 1995 the Company received $50,000 in cash for issuance of stock at $0.80 per share; however, at December 31, 1995 the stock had not yet been issued. Accordingly, the cash received has been presented as unissued common stock in the accompanying balance sheet.





                                   Continued

                 ENVIRONMENTAL SAFEGUARDS, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

                               ---------------

10.   STOCKHOLDERS' EQUITY (DEFICIT), CONTINUED

      STOCK WARRANTS

      In November 1993 the Company granted warrants to purchase a total of 563,542 shares of its common stock at an exercise price of $5.00 per share. Certain of the warrants include the right to require registration of the shares acquired upon exercise of the warrants at any time after May 31, 1995. The warrants expire in November 1998 and at December 31, 1995 no warrants had been exercised.

      In connection with certain short term loans from an individual, the Company issued warrants to purchase 370,000 shares of the Company's common stock at a price of approximately $0.45 per share.

      In November 1995, the Company granted a total of 2,900,000 stock options to certain officers/directors and a former officer of the Company at an option price of $0.60 per share.

      After giving effect to the one for ten reverse stock split in June 1995 and the retroactive effect of the ten for one stock split in January 1996, following is a summary of outstanding stock warrants and options at December 31, 1995:

             Number of Shares         Expiration Date          Exercise Price
             ----------------         ---------------          --------------
                 563,542               November 1998                  $5.00
                 370,000               September 1996                 $0.45
               2,900,000               November 2005                  $0.60


11.   MAJOR CUSTOMERS

      During the year ended December 31, 1995, all of the Company's revenue came from two customers, each of which accounted for more than 10% of the Company's revenue. One such customer contracted for services directly with the Company and the other contracted for services through the Venture. During the years ended December 31, 1994 substantially all of the Company's revenue was generated from five customers and each customer accounted for more than 10% of service revenue.





                                   Continued

                 ENVIRONMENTAL SAFEGUARDS, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

                               ---------------

12.   RELATED PARTY TRANSACTIONS

      During the years ended December 31, 1995, many of the Company's officers and directors (who are also principal stockholders in the Company) were actually employed by and compensated through payments to a company which they control. Total compensation paid or accrued to this affiliate was $170,638 and $159,260 during the years ended December 31, 1995 and 1994, respectively.

13.   SUBSEQUENT EVENTS

      In January 1996, the Company agreed to issue 138,690 shares of the Company's common stock in settlement of certain claims for compensation by eight former key employees and certain directors ("Employees") for services performed during the years ended December 31, 1995 and 1994. The Company also agreed to reimburse the Employees for certain expenses incurred by them on behalf of the Company during the time of their employment. The Employees agreed to release any claims they might have against the Company, including claims for past-due compensation. The settlement for past services and expenses totaling $163,875 has been accrued at December 31, 1995.

      In January 1996, the Company also agreed to exchange 35,717 and 44,640 shares of its common stock in satisfaction of two promissory notes in the amounts of $50,004 and $62,500, respectively. Under the terms of the agreements, the Company will deliver one-half of such common stock immediately upon closing the transactions and the remaining one-half on January 10, 1998.

      In January 1996, the Company effected a ten for one stock split in order to return the Company to the level of authorized and outstanding shares of common stock that existed before the reverse one for ten stock split in June 1995. The stock split was made because management believed that such a split would improve the marketability of the Company's common stock.

      In June 1996, the Company completed an offering of convertible debentures (the "Debentures") which resulted in gross proceeds to the Company (before issuance cost of $54,749) of $1,110,000. The Debentures bear interest at 10% per year and are due in semi-annual payments of interest only through December 31, 2000, at which date the entire principal balance is due. The holders of the Debentures may convert them to shares of the Company's common stock at a conversion rate of $0.60 per share at any time prior to maturity. The Debentures allow for early redemption by the Company and are subject to mandatory conversion upon the occurrence of certain events. The conversion rate is subject to adjustment as described in the Debenture agreement.


                                   Continued

                 ENVIRONMENTAL SAFEGUARDS, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

                               ---------------

14.   LIQUIDITY AND CAPITAL RESOURCES

      As shown in the accompanying consolidated balance sheets at December 31, 1995 and 1994, the Company has significant deficits in working capital and stockholders' equity and has experienced significant recurring losses from operations. These circumstances and significant purchase commitments made by the Venture in September 1996 have caused the Company severe liquidity problems and raise substantial doubt about the Company's ability to continue as a going concern. Management has taken specific actions to address the liquidity issues as described below.

            o Negotiation of the Venture with PDC (See Note 6) that will comprise the Company's only business for the near future. Management believes that the Venture allows the Company to build needed equipment and creates increased demand for the Company's services. The commitment of the Company and PDC to the Venture, until outside sources of capital can be established, is an important component of the Company's long-term plans.

            o Settlement of existing debts through the issuance of common stock in order to preserve cash resources. Management was successful in settling approximately $275,500 of current liabilities through issuance of common stock subsequent to year end (See Note 13).

            o In June 1996 the Company completed an offering of 10% convertible debentures, which resulted in net proceeds to the Company of approximately $1,060,000 (See Note 13).

            o In September 1996 the Company began offering for sale, pursuant to a private offering, a minimum of 200,000 and a maximum of 2,000,000 shares of common stock at a price of $2.50 per share. This offering will remain open until no later than December 31, 1996.

      There can be no assurance that the Venture or the private offering of common stock will be successful or that the Company will achieve profitability.

      The Company's long-term viability as a going concern is dependent upon the Company obtaining adequate sources of debt or equity funding to meet current commitments and ultimately achieving profitability.





                                   Continued

                 ENVIRONMENTAL SAFEGUARDS, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

                               ---------------

15.   LITIGATION

      The Company is involved as a defendant in certain litigation filed by an engineering company (the "Engineering Company") that constructed certain soil reclamation units for the Company. The litigation originally involved claims by the Engineering Company that the Company owed additional compensation of approximately $150,000 for units constructed which the Company believes did not meet required performance criteria. The Company filed a counter claim for $200,000 to obtain damages from the Engineering Company. The Company has been advised that in 1994, the Engineering Company filed a petition seeking Chapter 11 Bankruptcy Protection. A Notice of Automatic Stay was filed in August 1994. In January 1995, the Engineering Company filed a Plan of Reorganization with the Bankruptcy Court whereby the Company received nothing and no adversary pleadings were filed against the Company.

                 ENVIRONMENTAL SAFEGUARDS, INC. AND SUBSIDIARY

                               ---------------



              CONSOLIDATED CONDENSED INTERIM FINANCIAL STATEMENTS

                            FOR THE SIX MONTHS ENDED

                             JUNE 30, 1996 AND 1995

                                  (UNAUDITED)

                 [HAM, LANGSTON & BREZINA, L.L.P. LETTERHEAD]


To the Board of Directors
Environmental Safegaurds, Inc.



The accompanying consolidated condensed interim balance sheet of Enviromental Safeguards, Inc. as of June 30, 1996 and 1995, and the related consolidated condensed interim statements of operations and accumulated deficit for the six months then ended were not audited by us and, accordingly, we do not express an opinion on them.





October 22, 1996
Houston, Texas

                 ENVIRONMENTAL SAFEGUARDS, INC. AND SUBSIDIARY
                 CONSOLIDATED CONDENSED INTERIM BALANCE SHEETS
                                 JUNE 30, 1996

                               ---------------

                                  (UNAUDITED)

     ASSETS
     ------

Current assets:
  Cash and cash equivalents                          $1,166,016
  Accounts receivable from joint venture                 53,155
                                                     ----------

    Total current assets                              1,219,171

Property and equipment, net                              14,915

Investment in joint venture                             524,812

Debt Issuance Costs                                      54,749

Other assets, net                                           925
                                                     ----------

      Total assets                                   $1,814,572
                                                     ==========


LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Current liabilities:
  Accounts payable                                   $  129,664
                                                     ----------

    Total current liabilities                           129,664

Convertible debentures                                1,110,000

Deferred gain                                           177,785
                                                     ----------

      Total liabilities                               1,417,449
                                                     ----------

Commitments and contingencies

Stockholders' equity:
  Common stock; $.001 par value, 50,000,000
    shares authorized, 6,305,318 shares
    issued and outstanding                                6,305
  Additional paid-in capital                          3,230,863
  Accumulated deficit                                (2,840,045)
                                                     ----------

    Total stockholders' equity                          397,123
                                                     ----------

      Total liabilities and stockholders'
        equity                                       $1,814,572
                                                     ==========





              The accompanying selected notes are an integral part
                of these condensed interim financial statements.

                 ENVIRONMENTAL SAFEGUARDS, INC. AND SUBSIDIARY
                  CONSOLIDATED CONDENSED INTERIM STATEMENTS OF
                       OPERATIONS AND ACCUMULATED DEFICIT
                FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1995

                               ---------------

                                  (UNAUDITED)

                                                   JUNE 30,        JUNE 30,
                                                     1996            1995
                                                   ---------      ----------
Income:
  Service revenue                                        -        $    53,345
  Income from investment in joint venture              46,384            -
  Other income                                          3,350            -
                                                   ----------     -----------

    Total income                                       49,724          53,345

Costs and expenses:
  Operational and general                             147,915         237,450
  Depreciation expenses                                 3,650          54,913
  Interest expense                                      2,927           8,000
  Provision for reduction in carrying value
    of certain assets                                    -            737,217
                                                   ----------     -----------

    Total costs and expenses                          154,492       1,037,580
                                                   ----------     -----------

Loss before extraordinary gain on elimination
  of debt                                            (104,768)       (984,235)

Extraordinary gain on elimination of debt, net         74,035            -
                                                   ----------     -----------

Net loss                                              (30,733)       (984,235)

Accumulated deficit at beginning of period         (2,809,312)     (1,594,524)
                                                   ----------     -----------

Accumulated deficit at end of period               (2,840,045)    $(2,578,759)
                                                   ==========     ===========





              The accompanying selected notes are an integral part
                of these condensed interim financial statements.

                 ENVIRONMENTAL SAFEGUARDS, INC. AND SUBSIDIARY
            CONSOLIDATED CONDENSED INTERIM STATEMENTS OF CASH FLOWS
                FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1995

                               ---------------

                                  (UNAUDITED)

                                                            JUNE 30,            JUNE 30,
                                                              1996                1995
                                                           ----------          ----------
Cash flows from operating activities:
  Net loss                                                 $  (30,733)         $ (984,235)
  Adjustment to reconcile net loss to net cash
    provided by (used in) operating activities:
    Extraordinary gain on elimination of debt                 (74,035)               -
    Common and preferred stock issued in exchange
      for services                                               -                 10,820
    Income from investment in joint venture                   (46,384)               -
    Provision for reduction in carrying value
      of certain assets                                          -                737,217
    Depreciation expense                                        3,650              54,913
    Changes in operating assets and liabilities:
      Decrease in accounts receivable                            -                 41,329
      Decrease (increase) in accounts receivable
        from joint venture                                    (53,155)               -
      Increase in deposits                                       (925)               -
      Increase (decrease) in accounts payable                  34,077             (86,189)
      Increase (decrease) in accrued liabilities               (2,062)             64,070
                                                           ----------          ----------

          Net cash provided by (used in) operating
            activities                                       (169,567)           (162,075)
                                                           ----------          ----------

Cash flows from investing activities:
  Capital expenditures                                           -                (46,067)
  Investment in joint venture                                (204,543)               -
  Proceeds from sale of equipment                               1,500                -
                                                           ----------          ----------

          Net cash used in investing activities              (203,043)            (46,067)
                                                           ----------          ----------

Cash flows from financing activities:
  Repayment of notes payable                                  (95,000)            (62,649)
  Proceeds from sale of convertible debentures              1,055,251                -
  Proceeds from sale of common stock                          410,000             300,000
  Repayment of long-term debt                                 (26,013)            (24,373)
                                                           ----------          ----------

          Net cash provided by financing activities         1,344,238             212,978
                                                           ----------          ----------

Net increase in cash and cash equivalents                     971,628               4,836

Cash and cash equivalents, beginning of period                194,388              79,048
                                                           ----------          ----------

Cash and cash equivalents, end of period                   $1,166,016          $   83,884
                                                           ==========          ==========

Supplemental disclosure of cash flow information:

  Cash paid for interest expense                           $    4,989          $   11,335
                                                           ==========          ==========



                The accompanying selected notes are an integral
                  part of these interim financial statements.

                 ENVIRONMENTAL SAFEGUARDS, INC. AND SUBSIDIARY
                    SELECTED NOTES TO CONSOLIDATED CONDENSED
                          INTERIM FINANCIAL STATEMENTS

                               ---------------

                                  (UNAUDITED)

1.    ORGANIZATION:

      Environmental Safeguards, Inc. ("ESI") was incorporated under the laws of the state of Nevada on December 30, 1985 as Cape Cod Investment Company. The Company adopted its present name on May 17, 1993 concurrently with its reverse acquisition of National Fuel and Energy, Inc. ("NFE"), a Wyoming corporation. In these financial statements, the Company and its wholly owned subsidiary, NFE, are collectively referred to as the "Company".

      The Company is engaged in the business of developing, marketing and providing environmental recycling and remediation technologies and services. To date, the primary service offered by the Company has been the remediation of soil contaminated by oil based drilling mud, fuel spills, leaking underground storage tanks and other sources of hydrocarbon contamination. The Company's primary customers have generally been multinational energy companies operating in the Western United States; however, the Company is making efforts to broaden the geographical scope of its operations to include all of North America and Latin America.


2.    INTERIM FINANCIAL STATEMENTS:

      The unaudited consolidated condensed interim financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (SEC). Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information presented not misleading. In the opinion of management, all adjustments necessary for a fair presentation of results of operations have been made to the interim financial statements. Results of operations for the six-month periods ended June 30, 1996 and June 30, 1995 are not necessarily indicative of results of operations for the respective full years.

      A summary of the Company's significant accounting policies and other information necessary to understand these consolidated condensed interim financial statements is presented in the Company's audited financial statements for the years ended December 31, 1995 and 1994. Accordingly, the Company's audited financial statements should be read in connection with these financial statements.



                                   Continued

                 ENVIRONMENTAL SAFEGUARDS, INC. AND SUBSIDIARY
                    SELECTED NOTES TO CONSOLIDATED CONDENSED
                          INTERIM FINANCIAL STATEMENTS

                               ---------------

                                  (UNAUDITED)

3.    CONVERTIBLE DEBENTURES:

      In June 1996, the Company completed an offering of convertible debentures (the "Debentures") which resulted in gross proceeds to the Company (before issuance cost of $54,749) of $1,110,000. The Debentures bear interest at 10% per year and are due in semi-annual payments of interest only through December 31, 2000, at which date the entire principal balance is due. The holders of the Debentures may convert them to shares of the Company's common stock at a conversion rate of $0.60 per share at any time prior to maturity. The Debentures allow for early redemption by the Company and are subject to mandatory conversion upon the occurrence of certain events. The conversion rate is subject to adjustment as described in the Debenture agreement.


4.    DEFERRED GAIN:

      In July 1996, the Company entered into an amendment to the Agreement (see
      Note 6 to the December 31, 1995 audited financial statements) under which the Company granted the Venture a non-royalty bearing, exclusive, world wide license (the "License") for manufacture and use of the Company's indirect thermal desorption soil remediation and hydrocarbon reclamation system. In exchange for the granting of the License, Parker Drilling Investment Company made a $177,785 capital contribution to the Venture on behalf of the Company and the Company recorded a $177,785 gain. Such gain has been deferred and will be recognized using the straight-line method over the twenty-nine year term of the License.


5.    EXTRAORDINARY GAIN ON ELIMINATION OF DEBT:

      During 1996 the Company negotiated with many of its vendors concerning old outstanding balances. These negotiations resulted in the vendors forgiving $74,035 of old balances. The gain on forgiveness of accounts payable is presented as an extraordinary gain in the accompanying statement of operations and accumulated deficit.





                                   Continued

                 ENVIRONMENTAL SAFEGUARDS, INC. AND SUBSIDIARY
                    SELECTED NOTES TO CONSOLIDATED CONDENSED
                          INTERIM FINANCIAL STATEMENTS

                               ---------------

                                  (UNAUDITED)

6.    COMMITMENTS:

      In September 1996, the Venture awarded contracts for four additional units at a total cost of approximately $4,000,000. Accordingly, the Company will be required to make capital contributions to the Venture of approximately $2,000,000, representing its share of the purchase obligation.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24.      LIMITATION ON DIRECTORS' LIABILITY; INDEMNIFICATION

       The Articles of Incorporation of the Company ("Articles") provide, as permitted by governing Nevada law, that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, with certain exceptions. These provisions may discourage stockholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on behalf of the Company against a director.

       The Articles provide that the Company will indemnify its directors and officers against expenses and liabilities they incur to defend, settle, or satisfy any civil litigation or criminal action brought against them on account of their being or having been Company directors or officers unless, in such action, they are adjudged to have acted with gross negligence or willful misconduct.

       Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the forgoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

       The inclusion of this provision in the Articles may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted the Company and its stockholders.

       The Articles provide for the indemnification of its executive officers and directors, and the advancement to them of expenses in connection with any proceedings and claims, to the fullest extent permitted by the Nevada law. The Articles include related provisions meant to facilitate the indemnitiees' receipt of such benefits. These provisions cover, among other things: (i) specification of the method of determining entitlement to indemnification and the selection of independent counsel that will in some cases make such determination, (ii) specification of certain time periods by which certain payments or determinations must be made and actions must be taken, and (iii) the establishment of certain presumptions in favor of an indemnitee.

ITEM 25.      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

       The following table sets forth the estimated expenses to be incurred in connection with the distribution of the securities being registered. The expenses shall be paid by the Company.

SEC Registration Fee  . . . . . . . . . . . . . . . . . . . . . $2,374.73
Printing and Engraving Expenses . . . . . . . . . . . . . . . . . . . . *
Legal Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . . *
Accounting Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . *
Blue Sky Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . *
Transfer Agent Fees . . . . . . . . . . . . . . . . . . . . . . . . . . *

       Total  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . *

-------------------------
(*) To be filed by amendment

ITEM 26.      RECENT SALES OF UNREGISTERED SECURITIES

During the three year period ended September 30, 1996, the Company issued unregistered securities in transactions summarized below.

The following transactions were effected on reliance upon exemptions from registration under the Securities Act of 1933 as amended (the "Act") as provided in Section 4(2) thereof or, upon exemptions from registration under the Act as provided in Regulation D thereof. Each certificate issued for unregistered securities contained a legend stating that the securities have not been registered under the Act and setting forth the restrictions on the transferability and the sale of the securities. No underwriter participated in, nor did the Company pay any commissions or fees to any underwriter in connection with any of these transactions.

In February, 1994, the Company issued 25,000 shares of Common Stock and 2,000 shares of Series A Preferred Stock to the Advocacy Group as a payment in kind for services rendered to the Company. In addition, in February, 1994, the Company issued 15,000 shares of Common Stock to Double Eagle as payment in kind for services. The Company issued these securities in reliance on Section 4(2) of the Act.

In February, 1994, the Company issued 36,511 and 12,100 shares of Common Stock to Cleo Cox and Duane Herbert, respectively, as repayment of outstanding loans to the Company. The Company issued these securities in reliance on Section 4(2) of the Act.

In September, 1994, the Company issued 4,036 shares, 560 shares, 1,500 shares and 53,333 shares of Common Stock to Jeff Hill, Ann Mikat, Denton Crozier and Allen Trevino, respectively, as payment in kind for services rendered. The Company issued these securities in reliance on Section 4(2) of the Act.

In September, 1994, the Company issued 75,000 shares of Common Stock to Edwin
Bashaw as  repayment of an outstanding loan to the Company.   The Company
issued these securities in reliance on Section 4(2) of the Act.

In September, 1994, the Company received $28,500 from Steve Jeune for 9,500 shares of Common Stock of the Company. The Company issued these securities in reliance on Section 4(2) of the Act.. In September, 1994, the Company issued 1,090,000 shares of Common Stock to approximately 17 of its employees as payment in kind as compensation for employment services rendered by the employees to the Company. The Company issued these securities in reliance on
Section 4(2) of the Act.

In January, 1995, the Company issued 1,945 shares of Common Stock to James C. Mathews as payment in kind for services rendered. The Company issued these securities in reliance on Section 4(2) of the Act.

In May, 1995, the Company received $300,000 for the sale of 12% Convertible Debentures due in May, 1996, to three holders. The Debentures were converted during 1995 by the holders into 300,000 shares of Common Stock of the Company. The Company issued these securities in reliance on Regulation D promulgated under the Act.

In June, 1995, the Company issued 1,475 shares and 7,400 share of Common Stock to James C. Mathews and Denton Crozier, respectively, as payment in kind for services rendered. The Company issued these securities in reliance on Section 4(2) of the Act.

In December, 1995, through February, 1996, the Company received $700,000 for the sale of 875,000 shares of its Common Stock to four holders at $0.80 a share. The Company issued these securities in reliance on Regulation D promulgated under the Act.

In April, 1996, the Company issued 17,858 shares and 22,320 shares of Common Stock to Angels Haven and Allen Trevino, respectively, as repayment of outstanding loans to the Company. The Company issued these securities in reliance on Section 4(2) of the Act.

In April, 1996, the Company issued 138,690 shares of Common Stock as a payment in kind settlement of claims of eight former key employees and certain former directors of the Company for services rendered. The Company issued these securities in reliance on Section 4(2) of the Act

In June, 1996, the Company received $1,110,000 for the sale of its 10% Convertible Debentures due December 31, 2000 from 25 holders. The Company issued these securities in reliance on Regulation D promulgated under the Act.

In July, 1996, the Company issued 1,255 shares of Common Stock each to Allen Trevino and Kevin Baadsgaard as payment for services rendered as directors of the Company. The Company issued these securities in reliance on Section 4(2) of the Act.

In August, 1996, the Company issued 125,000 shares, 6,000 shares and 6,000 shares of Common Stock to Steve Barber, Ross Roberts and Stockton Engineering Services, respectively, as payment in kind for services rendered. The Company issued these securities in reliance on Section 4(2) of the Act.

In August, 1996, the Company received $ 24,000 from Mr. Burl Jacks pursuant to the exercise of options to purchase 40,000 shares of Common Stock of the Company. The Company issued these securities in reliance on Section 4(2) of the Act.

In September, 1996, the Company received $166,500 from Mr. Kelly Trimble pursuant to the exercise of warrants to purchase 370,000 shares of Common Stock of the Company. The Company issued these securities in reliance on
Section 4(2) of the Act.

ITEM 27.      EXHIBITS

       The following exhibits are filed as part of this Registration Statement:

Exhibit No.            Identification of Exhibit
-----------            -------------------------
3.1    -      Articles of Incorporation of the Company and all amendments thereto.

3.2    -      Bylaws of the Company, as amended.

4.1    -      See Exhibits 3.1 and 3.2 for provisions of the Articles of Incorporation, amendments thereto and By-laws of the Company defining rights of holders of common stock of the Company.

4.2    -      Specimen of Common Stock.

4.3    -      Form of 10% Convertible Debenture which sets forth certain registration rights.

4.4    -      Warrant Certificate of Kelly Trimble containing registration rights.

5.1(*) -      Opinion of Axelrod, Smith & Kirshbaum.

10.1   -      Operating Agreement of OnSite Technology L.L.C., an Oklahoma Limited Liability Company.

10.2   -      Purchase Order for ITD Units with Roberds-Johnson Industries, Inc.

21.1   -      Subsidiaries of the Company.

23.1(*)-      Consent of Axelrod, Smith & Kirshbaum (included in Exhibit 5.1).

23.2   -      Consent of Ham, Langston & Brezina L.L.P.

23.3   -      Consent of Randy Simpson, CPA P.C.

24.1   -      Power of Attorney with respect to certain signatures in the Registration Statement (contained on signature page of this Registration Statement).

27.1   -      Financial Data Schedule.

--------------------------------
(*)  To be filed by amendment

ITEM 28.  UNDERTAKINGS

       (a)  The undersigned registrant hereby undertakes:

              (1) To file, during any period in which offer or sales are being made, a post-effective amendment to this registration statement:

                     i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                     ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                     iii. To include any additional or changed material information with respect to the plan of distribution.

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

              (4)    i.     That, for the purpose of determining liability
                            under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1)
                            or (4), or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

                     ii. That, for the purpose of determining liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, County of Harris, State of Texas, on October 23, 1996.


                                   ENVIRONMENTAL SAFEGUARDS, INC.


                                   By:     /s/ James S. Percell
                                          -------------------------------------
                                          James S. Percell, Director and
                                          Chairman of the Board and Chief
                                          Executive Officer, President and
                                          Chief Operating Officer



                               POWER OF ATTORNEY

       KNOW ALL MEN BY THESE PRESENTS, that Environmental Safeguards, Inc., and each of its undersigned officers and directors hereby constitutes and appoints James S. Percell its true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for his and in his name, place and stead, in any and all capacities, to sign all or any amendments (including post-effective amendments) of and supplements to this Registration Statement on Form SB-2 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, to all intents and purposes and as fully as said Corporation itself and each said officer or director might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature                     Title                                 Date
---------                     -----                                 ----
/s/ James S. Percell          Director and Chairman          October 23, 1996
--------------------          of the Board, Chief
James S. Percell              Executive Officer,
                              Principal Executive
                              Officer




/s/ Michael M. Dunson         Director and Chief             October 23, 1996
---------------------         Financial Officer
Michael M. Dunson




/s/ Bryan Sharp               Director                       October 23, 1996
---------------------
Bryan Sharp


/s/ Robin Pate                Director                       October 23, 1996
---------------------
Robin Pate


                                EXHIBIT INDEX

Exhibit No.            Identification of Exhibit
-----------            -------------------------
3.1    -      Articles of Incorporation of the Company and all amendments thereto.

3.2    -      Bylaws of the Company, as amended.

4.1    -      See Exhibits 3.1 and 3.2 for provisions of the Articles of Incorporation, amendments thereto and By-laws of the Company defining rights of holders of common stock of the Company.

4.2    -      Specimen of Common Stock.

4.3    -      Form of 10% Convertible Debenture which sets forth certain registration rights.

4.4    -      Warrant Certificate of Kelly Trimble containing registration rights.

5.1(*) -      Opinion of Axelrod, Smith & Kirshbaum.

10.1   -      Operating Agreement of OnSite Technology L.L.C., an Oklahoma Limited Liability Company.

10.2   -      Purchase Order for ITD Units with Roberds-Johnson Industries, Inc.

21.1   -      Subsidiaries of the Company.

23.1(*)-      Consent of Axelrod, Smith & Kirshbaum (included in Exhibit 5.1).

23.2   -      Consent of Ham, Langston & Brezina L.L.P.

23.3   -      Consent of Randy Simpson, CPA P.C.

24.1   -      Power of Attorney with respect to certain signatures in the Registration Statement (contained on signature page of this Registration Statement).

27.1   -      Financial Data Schedule.

--------------------------------
(*)  To be filed by amendment